Exhibit 10.17
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT, dated as of August 27, 2010 (as amended, restated, supplemented or otherwise modified from time to time (this “Agreement”)) is among MIDCAP FUNDING III, LLC, a Delaware limited liability company (“MidCap”) in its capacity as agent for Lenders (as defined below) (together with its successors and assigns in such capacity, “Agent”), SILICON VALLEY BANK, a California corporation (“SVB”), the other financial institutions who are or hereafter become parties to this Agreement as lenders (together with MidCap and SVB, collectively the “Lenders”, and each individually, a “Lender”), ENDOCYTE, INC., a Delaware corporation (“Borrower”), and the other entities or persons, if any, who are or hereafter become parties to this Agreement as guarantors (each a “Guarantor” and collectively, the “Guarantors”, and together with Borrower, each a “Loan Party” and collectively, “Loan Parties”).
RECITALS
     Borrower wishes to borrow funds from time to time from Lenders, and Lenders desire to make loans, advances and other extensions of credit, severally and not jointly, to Borrower from time to time pursuant to the terms and conditions of this Agreement.
AGREEMENT
     Loan Parties, Agent and Lenders agree as follows:
1. DEFINITIONS.
     As used in this Agreement, all capitalized terms shall have the definitions as provided herein. Any accounting term used but not defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”) and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. The term “person” shall be deemed to include any entity, including, without limitation, any corporation, partnership, limited partnership, limited liability company, unless the context otherwise requires. All other terms used but not defined herein shall have the meaning given to such terms in the Uniform Commercial Code as adopted in the State of Maryland, as amended and supplemented from time to time (the “UCC”).
2. LOANS AND TERMS OF PAYMENT.
     2.1 Promise to Pay. Borrower promises to pay Agent, for the ratable accounts of Lenders, when due pursuant to the terms hereof, the aggregate unpaid principal amount of all loans, advances and other extensions of credit made severally by the Lenders to Borrower, together with interest on the unpaid principal amount of such loans, advances and other extensions of credit at the interest rates set forth herein.
     2.2 Term Loans.
(a)	Commitments. The aggregate commitment of each Lender set forth on Schedule A as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, are referred to herein as such Lender’s “Commitment”, and the aggregate of all such commitments, the “Commitments”). Each Commitment shall be comprised of a Lender’s Term A

Commitment (each a “Term A Commitment” and collectively the “Term A Commitments”) and a Lender’s Term B Commitment (each a “Term B Commitment” and collectively the “Term B Commitments”). The aggregate principal amount of the Term Loans made hereunder shall not exceed $15,000,000 (the “Total Commitment”). On the terms and subject to the conditions set forth herein, the Lenders, severally and not jointly, hereby agree to make to Borrower (i) term loans available to Borrowers on the Closing Date (each a “Term A Loan” and collectively, the “Term A Loans”) in an aggregate amount up to $10,000,000 in accordance with each Lender’s Term A Commitment set forth on Schedule A hereto, and (ii) term loans available to Borrowers (each a “‘Term B Loan” and collectively, the “Term B Loans”) during the Term B Loan Draw Period (as hereinafter defined) in an aggregate amount up to $5,000,000 in accordance with each Lender’s Term B Commitment set forth on Schedule A hereto (each Term A Loan and Term B Loan are referred to herein as a “Term Loan” and are referred to herein collectively as the “Term Loans”). In the event Borrower does not request the Term B Loans during the Term B Loan Draw Period, Lenders may advance the Term B Loans to Borrower within five (5) Business Days after the end of the Term B Loan Draw Period without such request by Borrower, after which advance Borrower will be deemed to have received said Term Loan B for all purposes hereafter. Notwithstanding anything to the contrary contained in the foregoing or anywhere else in this Agreement or any other Debt Document, (x) the Lenders shall not have any obligation to make any advances under the Term B Loan Commitments until the commencement of the Term B Loan Draw Period, and from the Closing Date until the commencement of the Term B Loan Draw Period, for all purposes under this Agreement, the Term B Loan Commitments and the Term B Loan Commitment of each Lender shall be deemed to be zero ($0), and (y) from the Closing Date until the commencement of the Term B Loan Draw Period, for all purposes under this Agreement, the Term Loan Commitments shall be deemed to be Term A Loan Commitments and the Term Loan Commitment of each Lender shall be deemed to be such Lender’s Term A Loan Commitment. Any portion of the Term B Loan Commitments not funded as of the close of business on the date which fifteen (15) Business Days after the end of the Term B Loan Draw Period shall thereupon automatically be terminated and the Term B Loan Commitment of each Lender as of such date shall be reduced by such Lender’s Pro Rata Share of such total reduction in the Term B Loan Commitments. Each Lender’s obligation to fund the applicable Term Loan shall be limited to such Lender’s Term A Loan Commitment or Term B Loan Commitment, as applicable, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. Borrower shall not have any right to reborrow any portion of any Term Loan that is repaid or prepaid from time to time. The “Term B Loan Draw Period” shall be the period commencing on the closing date of an Equity Financing Event (as hereinafter defined), provided no Event of Default has occurred and is continuing on such date, and ending on the earlier of (i) the occurrence of an Event of Default and (ii) the date which is ten (10) Business Days after the closing date of such Equity Financing Event or (iii) December 31, 2010. “Equity Financing Event” shall mean means the closing on and consummation of, at any time after the Closing Date, either (a) an equity securities issuance and sale transaction pursuant to which Borrower shall have completed the authorization, issuance and sale of additional shares of the capital stock of Borrower pursuant to a private placement or public offering (including through the exercise of warrants to purchase capital stock of Borrower), and which such additional shares of capital stock shall not be subject to any mandatory repurchase or redemption provisions or put rights in favor of any holder thereof that are exercisable at any time before the date which is ninety-one (91) days after the date the Obligations (as hereinafter defined) are paid in full or otherwise constitute Indebtedness under the definition set forth herein or be subject to any provisions requiring the mandatory payment of any dividends at any time (not including any dividends payable in equity of the Borrower), and/or (b) an issuance of Indebtedness that is subordinated to the obligations of the Lenders under this Agreement on terms and conditions satisfactory to the Lenders, and/or (c) a capital contribution transaction whereby the existing holders of any or all of the shares of the capital stock of Borrower shall make an additional investment and contribution of cash to Borrower in respect of their existing shares as equity and not as debt, and/or (d) Borrower entering into a definitive corporate or research collaboration, joint venture, partnership, licensing arrangement or similar agreement with a non-affiliated third party for the development, manufacturing, marketing, and/or distribution of products, and in any such case (a) or (b) or (c) or (d), or combination thereof, Borrower shall have received cash proceeds of at least $20,000,000 in the aggregate and have deposited such cash proceeds into a deposit account or securities account subject to a deposit account control agreement or securities account control agreement (as applicable) in favor of Agent and the delivery by Borrower to Agent of evidence reasonably satisfactory to Agent of the closing of such transaction(s) and the deposit of such proceeds.

(b)	Method of Borrowing. When Borrower desires a Term Loan, Borrower will notify Agent (which notice shall be irrevocable) by facsimile (or by telephone, provided that such telephonic notice shall be promptly confirmed in writing, but in any event on or before the following Business Day) on the date that is ten (10) Business Days prior to the day the Term Loan is to be made (or such shorter period of time as Agent may agree). Agent and Lenders may act without liability upon the basis of such written or telephonic notice believed by Agent to be from any authorized officer of Borrower. Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any such written notice.

(c)	Funding of Term Loans. Promptly after receiving a request for a Term Loan, Agent shall notify each Lender of the contents of such request and such Lender’s Pro Rata Share of the requested Term Loan. Upon the terms and subject to the conditions set forth herein, unless Agent shall have determined that one of the conditions set forth in Section 4.1 or 4.2, as applicable, has not been satisfied, each Lender, severally and not jointly, shall make available to Borrower its Pro Rata Share of the requested Term Loan, in lawful money of the United States of America in immediately available funds, by wire transfer to the account specified in the applicable Disbursement Letter (defined below) by 4:00 p.m. New York time on the specified date.

(d)	Notes. The Term Loans of each Lender shall be evidenced by a promissory note substantially in the form of Exhibit A hereto (each a “Note” and, collectively, the “Notes”), and Borrower shall execute and deliver a Note to each Lender. Each Note shall represent the obligation of Borrower to pay to such Lender the lesser of (a) the aggregate unpaid principal amount of all Term Loans made by such Lender to or on behalf of Borrower under this Agreement or (b) the amount of such Lender’s Commitment, in each case together with interest thereon as prescribed in Section 2.3(b).

(e)	Agent May Assume Funding. Unless Agent shall have received notice from a Lender prior to the date of any particular Term Loan that such Lender will not make available to Agent such Lender’s Pro Rata Share of such Term Loan, Agent may assume that such Lender has made such amount available to it on the date of such Term Loan in accordance with subsection (c) of this Section 2.2, and may (but shall not be obligated

to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date. If and to the extent that such Lender shall not have so made such amount available to Agent, such Lender and Borrower severally agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Agent, at (i) in the case of Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.3(a), and (ii) in the case of such Lender, a floating rate per annum equal to, for each day from the day such amount is made available to Borrower until such amount is reimbursed to Agent, the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion (the “Federal Funds Rate”) for the first Business Day and thereafter, at the interest rate applicable to such Term Loan. If such Lender shall repay such corresponding amount to Agent, the amount so repaid shall constitute such Lender’s loan included in such Term Loan for purposes of this Agreement.
     2.3 Interest and Repayment.
(a)	Interest. Subject to Section 2.6, each Term Loan shall bear interest on the outstanding principal amount thereof from the date when made until paid in full at a fixed per annum interest rate equal to the sum of (i) the greater of (A) the LIBOR Rate or (B) three and one-half percent (3.50%), plus (ii) six and one-quarter percent (6.25%), determined by Agent (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties). All computations of interest and fees calculated on a per annum basis shall be made by Agent on the basis of a 360-day year and the actual number of days elapsed. As used herein, “LIBOR Rate” means the rate, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), at which dollar deposits in the amount of One Million Dollars ($1,000,000) are offered to major banks in the London interbank market on or about 11:00 a.m. (New York time) two (2) Business Days prior to the Closing Date for a term of thirty (30) days.

(b)	Payments of Principal and Interest.
               (i) With respect to the Term A Loans, Borrower shall make monthly payments of interest only, in arrears, commencing on the first (1st) Payment Date following the date on which the Term A Loans are funded, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date occurring on March 1, 2011. Commencing on April 1, 2011, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal and interest in respect of the Term A Loans, as calculated by Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the principal amount of Term A Loans, (2) the effective rate of interest, as determined in Section 2,3(a), and (3) a repayment schedule equal to thirty (30) months. All unpaid principal and accrued interest with respect to the Term A Loans is due and payable in full on the Maturity Date. The Term A Loans may only be prepaid in accordance with Sections 2.4.
               (ii) With respect to the Term B Loans, Borrower shall make monthly payments of interest only, in arrears, commencing on the first (1st) Payment Date following the date on which the Term B Loans are funded, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date occurring on March I, 2011. Commencing on

April 1, 2011, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal and interest in respect of the Term B Loans, as calculated by Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the principal amount of Term B Loans, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to thirty (30) months. All unpaid principal and accrued interest with respect to the Term B Loans is due and payable in full on the Maturity Date. The Term B Loans may only be prepaid in accordance with Sections 2.4.
(c)	As used herein, (1) “Payment Date” means the first day of each calendar month, (ii) “Maturity Date” shall mean September 1, 2013 and (iii) “Scheduled Payment” means each payment in respect of the Term Loans required pursuant to Section 2.3(b) above.

(d)	No Reborrowing. Once any portion of a Term Loan is repaid or prepaid, it cannot be reborrowed.

(e)	Payments. All payments (including prepayments) to be made by any Loan Party under any Debt Document shall be made in immediately available funds in U.S. dollars, without setoff or counterclaim before 1:00 p.m. New York time on the date when due. All payments received by Agent after 1:00 p.m. New York time on any Business Day or at any time on a day that is not a Business Day shall be deemed to be received on the next Business Day. Whenever any payment required under this Agreement would otherwise be due on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension. The payment of any Scheduled Payment prior to its due date shall be deemed to have been received on such due date for purposes of calculating interest hereunder. All regularly scheduled payments due to Agent and Lenders under Section 2.3(b) shall be effected by automatic debit of the appropriate funds from Borrower’s operating account by Agent and/or the applicable Lender entitled thereto or as otherwise directed by Agent and the Lenders.

(f)	Withholdings and Increased Costs. All payments shall be made free and clear of any taxes, withholdings, duties, impositions or other charges (other than taxes on the overall net income of any Lender and comparable taxes), such that Agent and Lenders will receive the entire amount of any Obligations (as defined below), regardless of source of payment. If Agent or any Lender shall have determined that the introduction of or any change in, after the date hereof, any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order reduces the rate of return on Agent or such Lender’s capital as a consequence of its obligations hereunder or increases the cost to Agent or such Lender of agreeing to make or making, funding or maintaining any Term Loan, then Borrower shall from time to time upon written demand by Agent or such Lender (with a copy of such demand to Agent) promptly pay to Agent for its own account or for the account of such Lender, as the case may be, additional amounts sufficient to compensate Agent or such Lender for such reduction or for such increased cost. A certificate as to the amount of such reduction or such increased cost submitted by Agent or such Lender (with a copy to Agent) to Borrower shall be conclusive and binding on Borrower, absent manifest error, provided that, neither Agent nor any Lender shall be entitled to payment of any amounts under this Section 2.3(f) unless it has delivered such certificate to Borrower within 180 days after the occurrence of the changes or events giving rise to the increased costs to, or reduction in the amounts received by, Agent or such Lender. This provision shall survive the termination of this Agreement.

(g)	Loan Records. Each Lender shall maintain in accordance with its usual practice accounts evidencing the Obligations of Borrower to such Lender resulting from such Lender’s Pro Rata Share of each Term Loan, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Agent shall maintain in accordance with its usual practice a loan account on its books to record the Term Loans and any other extensions of credit made by Lenders hereunder, and all payments thereon made by Borrower. The entries made in the such accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or Agent to maintain any such account shall affect the obligations of Borrower to repay the Obligations in accordance with their terms.
     2.4 Prepayments. Borrower can voluntarily prepay, upon five (5) Business Days’ prior written notice to Agent, the Term Loans in full, but not in part. Upon the date of (a) any voluntary prepayment of the Term Loans in accordance with the immediately preceding sentence or (b) any mandatory prepayment of the Term Loans required under this Agreement (whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Agent, for the ratable benefit of the Lenders, a sum equal to (i) all outstanding principal plus accrued interest with respect to the Term Loans, and (ii) a prepayment premium (as yield maintenance for the loss of a bargain and not as a penalty) equal to: (i) 5% of the outstanding principal amount of the Term Loans as of the date of such prepayment (without giving effect to such proposed prepayment), if such prepayment is made at any time on or before the first anniversary of the funding of the Term A Loans, (ii) 3% of the outstanding principal amount of the Term Loans as of the date of as of such prepayment (without giving effect to such proposed prepayment), if such prepayment is made at any time after the first anniversary of the funding of the Term A Loans but on or before the second anniversary of the funding of the Term A Loans and (iii) 1% of the outstanding principal amount of the Term Loans as of the date of such prepayment (without giving effect to such proposed prepayment), if such prepayment is made at any time after the second anniversary of the funding of the Term A Loans but before the Maturity Date.
     2.5 Late Fees. If Agent does not receive any Scheduled Payment or other payment under any Debt Document from any Loan Party within 3 Business Days after its due date, then, at Agent’s election, such Loan Party agrees to pay to Agent for the ratable benefit of all Lenders, a late fee equal to (a) 5% of the amount of such unpaid payment or (b) such lesser amount that, if paid, would not cause the interest and fees paid by such Loan Party under this Agreement to exceed the Maximum Lawful Rate (as defined below) (the “Late Fee”).
     2.6 Default Rate. All Term Loans and other Obligations shall bear interest, at the option of Agent or upon the request of the Required Lenders (as defined below), from and after the occurrence and during the continuation of an Event of Default (as defined below), at a rate equal to the lesser of (a) 5% above the rate of interest applicable to such Obligations as set forth in Section 2.3(a) immediately prior to the occurrence of the Event of Default and (b) the Maximum Lawful Rate (the “Default Rate”). The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit the Agent’s or any Lender’s right or remedies hereunder. All interest payable at the Default Rate shall be payable on demand.
     2.7 Lender Fees.
(a)	On or prior to the Closing Date, Borrower shall pay Agent, to be shared among the Lenders in accordance with their respective Pro Rata Shares, an origination fee in an amount equal to one-half of one percent (0.50%) of the Term Loan Commitment (it being hereby acknowledged by the parties that such fee was paid by Borrower to MidCap in full satisfaction of its obligations pursuant to this paragraph 2.7(a) on July 26, 2010). All fees payable pursuant to this paragraph shall be deemed fully earned and non-refundable as of the Closing Date.

(b)	Borrowers shall pay Agent, to be shared among the Lenders in accordance with their respective Pro Rata Shares, the Final Payment, which Final Payment shall be due on the earlier to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.4. As used herein, “Final Payment” means a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to the original principal amount of funded Term Loans multiplied by three percent (3.00%). The Final Payment shall be deemed fully earned and non-refundable as of the Closing Date.
     2.8 Maximum Lawful Rate. Anything herein, any Note or any other Debt Document (as defined below) to the contrary notwithstanding, the Obligations of Loan Parties hereunder and thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Agent and Lenders would be contrary to the provisions of any law applicable to Agent and Lenders limiting the highest rate of interest which may be lawfully contracted for, charged or received by Agent and Lenders, and in such event Loan Parties shall pay Agent and Lenders interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Loan Parties shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent and Lenders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the making of the Initial Term Loan as otherwise provided in this Agreement, any Note or any other Debt Document.
     2.9 Authorization and Issuance of the Warrants. Borrower has duly authorized the issuance to Lenders (or their respective affiliates or designees) of stock purchase warrants substantially in the form of the warrant attached hereto as Exhibit E (collectively, the “Warrants”).
3. CREATION OF SECURITY INTEREST.
     3.1 Grant of Security Interest. As security for the prompt payment and performance, whether at the stated maturity, by acceleration or otherwise, of all Term Loans and other debt, obligations and liabilities of any kind whatsoever of Borrower to Agent and Lenders under the Debt Documents (whether for principal, interest, fees, expenses, the Final Payment, prepayment premiums, indemnities, reimbursements or other sums, and whether or not such amounts accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not allowed in such case or proceeding), absolute or contingent, now existing or arising in the future, including but not limited to the payment and performance of any outstanding Notes, and any amendments, waivers, renewals, extensions and modifications of such Term Loans (such indebtedness under the Notes, Term Loans and other debt, obligations and liabilities in connection with the Debt Documents are collectively called the “Obligations”), and as security for the prompt payment and performance by each Guarantor of the Guaranteed Obligations as defined in the Guaranty (as defined below), each Loan Party does hereby grant to Agent, on behalf of itself and Lenders, a security interest in the property listed below (all hereinafter collectively called the “Collateral”):
All goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, investment accounts, commodity accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all such Loan Party’s books and records relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired (i) any purchase money or leased equipment subject to a Lien permitted in clauses (c) and (d) of the definition of Permitted Liens to the extent and only to the extent that the granting of such security interest in such equipment is expressly prohibited by or would constitute a default under the applicable purchase money debt document or capital lease agreement relating to such purchase money or leased equipment as in effect on the date hereof, provided that upon the termination or expiration of any such prohibition, such purchase money or leased equipment, as applicable, shall automatically be subject to the security interest granted in favor of the Agent hereunder and become part of the “Collateral”; provided, further that the foregoing prohibition on such equipment being part of the “Collateral” shall not apply in any case where such restriction on security interest, or the occurrence of a default as a result of the grant of a security interest in such equipment in favor of the Agent, under the applicable purchase money debt document or the capital lease agreement would not be enforceable against the Borrower under applicable law, (ii) more than 65% of the issued and outstanding voting capital stock of any subsidiary that is incorporated or organized in a jurisdiction other than the United States or any state or territory thereof, and (iii) except to the extent that a judicial authority (including a U.S. Bankruptcy Court) would hold that it is necessary under applicable law to have a security interest in any of the following in order to have a perfected Lien and security interest in and to the “IP Proceeds” defined below: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished; any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same; trademarks, trade names, service marks, mask works, rights of use of any name or domain names and, to the extent permitted under applicable law, any applications therefor, whether registered or not; and the goodwill of the business of such Loan Party connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions (collectively, “Intellectual Property”); provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing and any claims for damage by way of any past, present, or future infringement of any of the foregoing, including, without limitation, all cash, royalty fees, other proceeds, Accounts and General Intangibles that consist of rights of payment to or on behalf of a Loan Party or proceeds from the sale, licensing or other disposition of all or any part of, or rights in, the foregoing by or on behalf of a Loan Party (collectively, the “IP Proceeds”).
     Each Loan Party hereby represents and covenants that, subject to Permitted Liens that are permitted by the terms of this Agreement to have priority, such security interest constitutes a valid, first priority security interest in the presently existing Collateral (other than Excluded Collateral as defined below), and will constitute a valid, first priority security interest in Collateral (other than Excluded Collateral as defined below) acquired after the date hereof. Each Loan Party hereby covenants that it shall give written notice to Agent promptly upon the acquisition by such Loan Party or creation in favor of such Loan Party of any commercial tort claim with a value in excess of $250,000 after the Closing Date. As used herein, the term “Excluded Collateral” means (i) any motor vehicles owned or leased by any Loan Party to extent perfection of a Lien on such motor vehicles may not be accomplished by the filing of a financing statement under applicable state law, and (ii) the Excluded Accounts (as defined below in Section 7.10.
     3.2 Financing Statements. Each Loan Party hereby authorizes Agent to file UCC financing statements with all appropriate jurisdictions to perfect Agent’s security interest (for the benefit of itself and the Lenders) granted hereby.
     3.3 Termination of Security Interest. Subject to Section 10.9, Agent’s Lien on the Collateral (on behalf of itself and Lenders) shall continue until all of the Obligations (other than contingent unliquidated indemnity obligations) are indefeasibly repaid in full in cash, all of the Commitments hereunder are terminated or fulfilled, and this Agreement shall have been terminated (the “Termination Date”). Upon the Termination Date, Agent shall, at Loan Parties’ sole cost and expense and without any recourse, representation or warranty, release its Liens in the Collateral, and all rights remaining therein, if any, shall revert to Loan Parties.
4. CONDITIONS OF CREDIT EXTENSIONS
     4.1 Conditions Precedent to Term A Loans. No Lender shall be obligated to make a Term A Loan, or to take, fulfill, or perform any other action hereunder, until the following have been delivered to the Agent (the date on which the Lenders make the Term A Loans after all such conditions shall have been satisfied in a manner satisfactory to Agent or waived in accordance with this Agreement, the “Closing Date”):
(a)	a counterpart of this Agreement duly executed by Borrower;

(b)	a certificate executed by the Secretary of Borrower, the form of which is attached hereto as Exhibit B (the “Secretary’s Certificate”), providing verification of incumbency and attaching (i) Borrower’s board resolutions approving the transactions contemplated by this Agreement and the other Debt Documents and (ii) Borrower’s governing documents;

(c)	Notes duly executed by Borrower in favor of each applicable Lender;

(d)	filed copies of UCC financing statements, collateral assignments, and terminations statements, with respect to the Collateral, as Agent shall request;

(e)	certificates of insurance evidencing the insurance coverage, and satisfactory additional insured and lender loss payable endorsements, in each case as required pursuant to Section 6.4 herein;

(f)	current UCC lien, judgment, bankruptcy and tax lien search results demonstrating that there are no other security interests or Liens on the Collateral, other than Permitted Liens (as defined below);

(g)	a Warrant in favor of each Lender, or its affiliate, duly executed by Borrower, substantially in the form provided by Agent;

(h)	a certificate of good standing of Borrower from the jurisdiction of such Borrower’s organization and a certificate of foreign qualification from each jurisdiction where Borrower’s failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined below), in each case as of a recent date acceptable to Agent;

(i)	a landlord consent in favor of Agent executed by the landlord for any third party location where (a) any Loan Party’s principal place of business, (b) any Loan Party’s books or records or (c) Collateral with an aggregate value in excess of $25,000 is located, a form of which is attached hereto as Exhibit C (“Access Agreement”);

(j)	a legal opinion of Loan Parties’ counsel, in form and substance satisfactory to Agent;

(k)	[Reserved];

(l)	a completed perfection certificate, duly executed by each Loan Party, a form of which Agent previously delivered to Borrower (the “Perfection Certificate”);

(m)	one or more Account Control Agreements (as defined below), in form and substance reasonably acceptable to Agent, duly executed by the applicable Loan Parties and the applicable depository or financial institution, for each deposit and securities account (other than accounts used exclusively for payroll and withholding tax purposes) listed on the Perfection Certificate;

(n)	a disbursement instruction letter, in form and substance satisfactory to Agent, executed by each Loan Party, Agent and each Lender (the “Disbursement Letter”);

(o)	an Equity Rights Letter in favor of SVB, or its affiliate, duly executed by Borrower, substantially in the form provided by Agent (the “Equity Rights Letter”);

(p)	a duly executed original payoff letter from General Electric Capital Corporation and Oxford Finance Corporation (the “Existing Lenders”);

(q)	evidence that (i) the Liens securing Indebtedness owed by Borrower to the Existing Lenders will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the funding of the Term A Loans, be terminated.

(r)	a Post-Closing Letter in form and substance reasonably satisfactory to Agent (the “Post-Closing Letter”);

(s)	all other documents and instruments as Agent may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement (together with the Agreement, the Notes, the Warrants, the Perfection Certificate, the Secretary’s Certificate, the Disbursement Letter, the Access Agreements, the Post-Closing Letter and all other agreements, instruments, documents and certificates executed and/or delivered to or in favor of Agent from time to time in connection with this Agreement or the transactions contemplated hereby, the “Debt Documents”);

(t)	Agent and Lenders shall have received the fees required to be paid by Borrower, if any, in the respective amounts specified in Section 2.7, and Borrower shall have reimbursed

Agent and Lenders for all fees (including, without limitation, fees and expenses of counsel to the Agent), costs and expenses of closing presented as of the date of this Agreement;

(u)	payment of the fees and expenses of Lenders (including the fees and expenses of Lender’s counsel), then due and payable; and

(v)	Agent shall have received such other documents, agreements, instruments or information as Agent shall reasonably request.
     4.2 Conditions Precedent to All Term Loans. No Lender shall be obligated to make any Term Loan, including the Term A Loans, unless the following additional conditions have been satisfied:
(a)	(i) all representations and warranties in Section 5 below shall be true as of the date of such Term Loan, provided that those representations and warranties expressly referring to another date shall be true as of such specified date; (ii) no Event of Default or any other event, which with the giving of notice or the passage of time, or both, would constitute an Event of Default (such event, a “Default”) has occurred and is continuing or will result from the making of any Term Loan, and (iii) Agent shall have received a certificate from an authorized officer of Borrower confirming each of the foregoing;

(b)	Agent shall have received a Disbursement Letter with respect to the proceeds to be made available under the Term Loan;

(c)	in such Lender’s reasonable discretion, there has not been any event or development which has had or could reasonably be expected to have a Material Adverse Effect or any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Agent; and

(d)	with respect to the Term B Loans, Agent shall have received from Borrower a Solvency Certificate, in form and substance reasonably satisfactory to the Agent, demonstrating that Borrower is Solvent, as defined below, immediately prior to and after giving effect to the funding of such Term B Loans.
5. REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES.
     Each Loan Party, jointly and severally, represents, warrants and covenants to Agent and each Lender that:
     5.1 Due Organization and Authorization. Each Loan Party’s exact legal name is as set forth in the Perfection Certificate and each Loan Party is, and will remain, duly organized, existing and in good standing under the laws of the State of its organization as specified in the Perfection Certificate, has its chief executive office at the location specified in the Perfection Certificate, and is, and will remain, duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect. This Agreement and the other Debt Documents have been duly authorized, executed and delivered by each Loan Party and constitute legal, valid and binding agreements enforceable in accordance with their terms. The execution, delivery and performance by each Loan Party of each Debt Document executed or to be executed by it is in each case within such Loan Party’s powers.

     5.2 Required Consents. No filing, registration, qualification with, or approval, consent or withholding of objections from, any governmental authority or instrumentality or any other entity or person is required with respect to the entry into, or performance by any Loan Party of, any of the Debt Documents, except any already obtained.
     5.3 No Conflicts. The entry into, and performance by each Loan Party of, the Debt Documents will not (a) violate any of the organizational documents of such Loan Party, (b) violate any law, rule, regulation, order, award or judgment applicable to such Loan Party, or (c) result in any breach of or constitute a default under, or result in the creation of any claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property of any kind whatsoever (each a “Lien”) on any of such Loan Party’s property (except for Liens in favor of Agent, on behalf of itself and Lenders) pursuant to, any indenture, mortgage, deed of trust, bank loan, credit agreement, or other Material Agreement (as defined below) to which such Loan Party is a party. As used herein, “Material Agreement” shall mean (i) any agreement or contract to which such Loan Party is a party and involving the receipt or payment of amounts in the aggregate exceeding $500,000 per year and (ii) any agreement or contract to which such Loan Party is a party the termination of which could reasonably be expected to have a Material Adverse Effect. A description of all Material Agreements as of the Closing Date is set forth on the Perfection Certificate.
     5.4 Litigation. There are no actions, suits, proceedings or investigations pending against or affecting any Loan Party before any court, federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any basis thereof, which involves the possibility of any judgment or liability that could reasonably be expected to have a Material Adverse Effect, or which questions the validity of the Debt Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing, nor does any Loan Party have reason to believe that any such actions, suits, proceedings or investigations are threatened. As used in this Agreement, the term “Material Adverse Effect” shall mean a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of Borrower and the Loan Parties, taken as a whole, (b) the ability of a Loan Party to perform any of its obligations under any Debt Document to which it is a party, (c) the legality, validity or enforceability of any Debt Document, (d) the rights and remedies of Agent or Lenders under any Debt Document or (e) the validity, perfection or priority of any Lien in favor of Agent, on behalf of itself and Lenders, on any of the Collateral.
     5.5 Financial Statements. All financial statements delivered to Agent and Lenders pursuant to Section 6.3 have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end and audit adjustments), and since the date of the most recent audited financial statement, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect. There has been no material adverse deviation from the most recent annual operating plan of Borrower delivered to Agent and Lenders in accordance with Section 6.3.
     5.6 Use of Proceeds. The proceeds of the Term Loans shall be used for working capital and general corporate purposes. Proceeds of the Term A Loans shall be used to repay in full all Indebtedness owed by Borrower to the Existing Lenders.
     5.7 Collateral. Each Loan Party is, and will remain, the sole and lawful owner, and in possession of, the Collateral (except to the extent otherwise expressly permitted under Section 6 or 7 of this Agreement), and has the sole right and lawful authority to grant the security interest described in this Agreement. The Collateral is, and will remain, free and clear of all Liens, except for (a) Liens in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, (b) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law and arising in the ordinary course of business, and securing amounts that are not more than 30 days past due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of the applicable Loan Party in accordance with GAAP and which do not involve, in the judgment of Agent, any risk of the sale, forfeiture or loss of any of the Collateral (a “Permitted Contest”), (c) Liens existing on the date hereof and set forth in the Perfection Certificate, including any Liens granted in connection with any refinancing of the Indebtedness subject to such Liens (provided such Lien secures only the property which was subject to the original Lien and the amount of Indebtedness secured thereby is not increased), (d) Liens securing Indebtedness (as defined below) permitted under Section 7.2(c) below, provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 90 days after the, acquisition, repair, improvement or construction of, such property financed by such Indebtedness and (ii) such Liens do not extend to any property of a Loan Party other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, accessions or replacements, financed by such Indebtedness, (e) licenses described in Section 7.3(d) and (e) below, (f) Liens in favor of other financial institutions arising in connection with deposit or securities accounts maintained by Borrower with such financial institutions, provided that (i) such Liens only secure fees and service charges associated with such accounts, and (ii) except in the case of any account maintained by Borrower on behalf of its employees solely for the purpose of paying for qualified healthcare or dependent care expenses (such account referred to herein as a “Flexible Spending Account”) such Liens are at all times subject to a triparty account control agreement among such financial institution, Agent and Borrower, in form and substance reasonably satisfactory to Agent, (g) Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of any customs duties in connection with the importation of goods by any of the Loan Parties in the ordinary course of business, (h) Liens on insurance proceeds to the extent and only to the extent such Liens secure the payment of financed insurance premiums, (i) deposits in the ordinary course of business under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) obtained in the ordinary course of business of Borrower or to secure indemnity, performance or other similar bonds, in each case to the extent and only to the extent obtained in the ordinary course of business of Borrower for the performance of bids, tenders or contracts (other than the repayment of borrowed money), or to secure statutory obligations (other than tax Liens or Liens arising under ERISA or environmental Liens), or to secure indemnity, performance or other similar bonds, in each case to the extent and only to the extent obtained in the ordinary course of business of the Borrower, (j) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, and (k) cash collateral in an amount not to exceed $500,000 securing purchase money Indebtedness permitted under clause (b) of Section 7.2 (all of such Liens described in the foregoing clauses (a) through (k) are called “Permitted Liens”)
     5.8 Compliance with Laws. Each Loan Party is and will remain in compliance in all material respects with all laws, statutes, ordinances, rules and regulations applicable to it including, without limitation, (a) U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and the USA Patriot Act, and all regulations issued pursuant to it. No Loan Party nor any of its subsidiaries, affiliates or joint ventures (i) is a person or entity designated by the U.S. Government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. person or entity cannot deal with or otherwise engage in business transactions, (ii) is a person or entity who is otherwise the target of U.S. economic sanctions laws such that a U.S. person or entity cannot deal or otherwise engage in business transactions with such person or entity; or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Debt Document would be prohibited under U.S. law. The SDN List is maintained by OFAC and is available at: http://www.ustreas.gov/offices/enforcement/ofac/sdn/, and (b) meeting the minimum funding requirements of the United States Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) with respect to any employee benefit plans subject to ERISA. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 and (e) no Loan Party is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).
     5.9 Intellectual Property; Restrictive Agreements. All of Borrower’s material Intellectual Property, including all licenses under which Borrower is the licensee of any such Intellectual Property owned by another Person, are set forth in the Perfection Certificate (or have otherwise been disclosed to Lenders pursuant to the terms of Section 6.7 hereof). The Perfection Certificate indicates in each case the expiration date of such material Intellectual Property and whether such material Intellectual Property (or application therefor) is owned or licensed by Borrower, and in the case of any such licensed Intellectual Property, lists the name and address of the licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed, the expiration date of such license and the expiration date of the underlying Intellectual Property, whether or not such license is an exclusive license and whether there are any purported restrictions in such license on the ability to Borrower to grant a security interest in and/or to transfer any of its rights as a licensee under such license.
          Borrower’s Intellectual Property is and will remain free and clear of all Liens, claims and encumbrances of any kind whatsoever, except for Permitted Liens described in clauses (b)(i) and (e) of Section 5.7. No Loan Party has nor will it enter into any negative pledge agreement or any other agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any other Loan Party from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Loan Party’s Intellectual Property, except for customary negative pledge covenants contained in a purchase and sale agreement (an “Acquisition Agreement”) providing for the acquisition of Borrower (whether through merger or a sale of all or substantially all of Borrower’s assets (an “Acquisition”) by an non-affiliated party, provided that (i) such covenants do not prohibit or restrict Borrower from granting a security interest in Borrower’s Intellectual Property in favor of Agent, (ii) that the counter-parties to such covenants are not permitted to receive a security interest in Borrower’s Intellectual Property or any Collateral, (iii) at the time of the execution of the Acquisition Agreement, no Event of Default has occurred and is continuing and (iv) the terms of such Acquisition Agreement provide for the payment in full of all Obligations as a condition to or immediately upon the consummation of the Acquisition. As of the Closing Date and each date a Term Loan is advanced to Borrower, no Loan Party has any interest in, or title to any Intellectual Property except as disclosed in the Perfection Certificate (or Intellectual Property that has otherwise been disclosed to Lenders pursuant to the terms of Section 6.7 of this Agreement). Each Loan Party owns or has rights to use all Intellectual Property material to the conduct of its business as now or heretofore conducted by it or proposed to be conducted by it, without any actual or claimed infringement upon the rights of third parties to the extent that such infringement would materially and adversely impact the rights of any of the Loan Parties with respect to ownership, use or licensing of such Intellectual Property in its business.
          Except as noted on the Perfection Certificate (or material licenses or other agreements entered into by Borrower after the Effective Date and disclosed to Lenders and with respect to which Borrower has taken the actions required by Lenders pursuant to the terms of this paragraph), Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is a licensee that (a) prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) which restricts exercise by Agent of its rights and remedies in respect of the Collateral. Borrower shall provide written notice to Agent within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrower shall use its commercially reasonable efforts to take such steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Debt Documents.
     5.10 Solvency. Both before and after giving effect to each Term Loan, the transactions contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent. As used herein, “Solvent” means, with respect to a Loan Party on a particular date, that on such date (a) the fair value of the property of such Loan Party is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party; (b) the present fair salable value of the assets of such Loan Party is not less than the amount that will be required to pay the probable liability of such Loan Party on its debts as they become absolute and matured; and (c) such Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Loan Party’s ability to pay as such debts and liabilities mature. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
     5.11 Taxes; Pension. All tax returns, reports and statements, including information returns, required by any governmental authority to be filed by each Loan Party and its Subsidiaries have been filed with the appropriate governmental authority and all taxes, levies, assessments and similar charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding taxes, levies, assessments and similar charges or other amounts which are the subject of a Permitted Contest. Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in compliance with applicable laws and such withholdings have been timely paid to the respective governmental authorities. Each Loan Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of a Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental authority.
     5.12 Full Disclosure. Loan Parties hereby confirm that all of the information disclosed on the Perfection Certificate (including all additional disclosure provided to the Lenders pursuant to the terms of this Agreement) is true, correct and complete as of the date of this Agreement and as of the date of each Term Loan. No representation, warranty or other statement made by or on behalf of a Loan Party contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Loan Parties in good faith and based upon reasonable and stated assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS.
     6.1 Good Standing. Borrower shall maintain its existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Except as otherwise expressly permitted pursuant to Section 7.2, each Loan Party (other than Borrower) shall maintain’ its and each of its Subsidiaries’ existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in full force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect. “Subsidiary” means, with respect to a Loan Party, any entity the management of which is, directly or indirectly controlled by, or of which an aggregate of more than 50% of the outstanding voting capital stock (or other voting equity interest) is, at the time, owned or controlled, directly or indirectly by, such Loan Party or one or more Subsidiaries of such Loan Party, and, unless the contest otherwise requires each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.
     6.2 Notice to Agent. Loan Parties shall provide Agent with (a) notice of any change in the accuracy of the Perfection Certificate (to be delivered upon the earlier of (i) the delivery of the next compliance certificate required to be delivered pursuant to Section 6.3 or (ii) delivery of an advance request in respect of a Term Loan) or any of the representations and warranties provided in Section 5 above (to be delivered immediately upon the occurrence of any such change), (b) notice of the occurrence of any Default or Event of Default, promptly (but in any event within 3 Business Days) after the date on which any officer of a Loan Party obtains knowledge of the occurrence of any such event, (c) copies of all statements, reports and notices made available generally by Borrower to its security holders and all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission (“SEC”) under Section 13 or 15(d) of the Securities Exchange Act of 1934, promptly, but in any event within 3 Business Days of delivering or receiving such information to or from such persons, (d) (i) if Borrower is a private company, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $500,000 or more promptly, but in any event within 3 Business Days, upon receipt of notice thereof or (ii) if Borrower is a publicly held company, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect, (e) any new applications or registrations that Borrower has made or filed in respect of any Intellectual Property or a change in status of any outstanding application or registrations, on a quarterly basis or as otherwise reasonably requested by Agent, such application, filing or change in status, and (f) if Borrower is a private company, copies of all statements, reports and notices delivered to or by a Loan Party in connection with any Material Contract promptly (but in any event within 3 Business Days) upon Agent’s request thereof.
     6.3 Financial Statements. If Borrower is a private company, it shall deliver to Agent and Lenders (a) unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within 45 days of each month end, in a form acceptable to Agent and certified by Borrower’s president, chief executive officer or chief financial officer, and (b) its complete annual audited consolidated and, if available, consolidating financial statements prepared under GAAP and certified by an independent certified public accountant selected by Borrower and satisfactory to Agent within 150 days of the fiscal year end or, if sooner, at such time as Borrower’s Board of Directors receives the certified audit. If Borrower is a publicly held company, it shall deliver to Agent and Lenders quarterly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements and annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements, certified by a recognized firm of certified public accountants, within 5 days after the statements are required to be provided to the SEC. All such statements are to be prepared using GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments) and, if Borrower is a publicly held company, are to be in compliance with applicable SEC requirements. All financial statements delivered pursuant to this Section 6.3 shall be accompanied by a compliance certificate, signed by the chief financial officer of Borrower, in the form attached hereto as Exhibit D. If Borrower is a private company, Borrower shall deliver to Agent and Lenders (i) as soon as available and in any event not later than 45 days after the end of each fiscal year of Borrower, an annual operating plan for Borrower, on a consolidated and, if available, consolidating basis, approved by the Board of Directors of Borrower, for the current fiscal year, in form and substance satisfactory to Agent and (ii) such budgets, sales projections, or other financial information as Agent or any Lender may reasonably request from time to time generally prepared by Borrower in the ordinary course of business.
     6.4 Insurance. Borrower, at its expense, shall maintain, and shall cause each Subsidiary to maintain, insurance (including, without limitation, comprehensive general liability, hazard, and business interruption insurance) with respect to all of its properties and businesses (including, the Collateral), in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event with deductible amounts, insurers and policies that shall be reasonably acceptable to Agent. Borrower shall deliver to Agent certificates of insurance evidencing such coverage, together with endorsements to such policies naming Agent as a lender loss payee or additional insured, as appropriate, in form and substance satisfactory to Agent. Each policy shall provide that coverage may not be canceled or altered by the insurer except upon 30 days prior written notice to Agent and shall not be subject to co-insurance (except for retentions and deductibles that are customarily set forth in such policies). Borrower appoints Agent as its attorney-in-fact to make, settle and adjust all claims under and decisions with respect to Borrower’s policies of casualty insurance, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Agent shall not act as Borrower’s attorney-in-fact unless an Event of Default has occurred and is continuing. The appointment of Agent as Borrower’s attorney in fact is a power coupled with an interest and is irrevocable until all of the Obligations (other than contingent unliquidated indemnity obligations) are indefeasibly paid in full. So long as no Event of Default has occurred and is continuing, proceeds of insurance shall be applied, at the option of Borrower, to repair or replace the Collateral or to reduce any of the Obligations. During the existence of an Event of Default, proceeds of insurance shall be applied, at the option of Agent, to repair or replace the Collateral or to reduce any of the Obligations.
     6.5 Taxes. Borrower shall, and shall cause each Subsidiary to, timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or its income or profits or upon its properties or any part thereof, before the same shall be in default and before the date on which penalties attach thereto, except to the extent such taxes, assessments and governmental charges or levies are the subject of a Permitted Contest.
     6.6 Agreement with Landlord/Bailee. Each Loan Party shall obtain and maintain such Access Agreement(s) with respect to any real property on which (a) a Loan Party’s principal place of business, (b) a Loan Party’s books or records or (c) Collateral (other than Collateral used solely in connection with the conducting of clinical trials) with an aggregate value in excess of $100,000 is located (other than real property owned by such Loan Party) as Agent may require.
     6.7 Protection of Intellectual Property. Each Loan Party shall take all necessary actions to: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property to the extent material to the conduct of its business now or heretofore conducted by it or proposed to be conducted by it, (b) promptly advise Agent in writing of material infringements of its Intellectual Property of which the chief executive officer, chief financial officer, chief scientific officer, director of business development or vice president of research of Borrower have knowledge, and, (i) should the Intellectual Property be material to such Loan Party’s business and (ii) should such Loan Party’s Board of Directors determine that it is in the best interests of such Loan Party, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, (c) not allow any Intellectual Property material to such Loan Party’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent, and (d) notify Agent promptly, but in any event within 3 Business Days, if it knows or has reason to know that any application or registration relating to any patent, trademark or copyright (now or hereafter existing) material to its business may become abandoned or dedicated, or if any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Loan Party’s ownership of any Intellectual Property material to its business, its right to register the same, or to keep and maintain the same. Each Loan Party shall remain liable under each of its material Intellectual Property licenses pursuant to which it is a licensee (“Licenses”) to observe and perform all of the conditions and obligations to be observed and performed by it thereunder. None of Agent or any Lender shall have any obligation or liability under any such License by reason of or arising out of this Agreement, the granting of a Lien, if any, in such License or the receipt by Agent (on behalf of itself and Lenders) of any payment relating to any such License. None of Agent or any Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any License, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or which it may be entitled at any time or times.
     6.8 Special Collateral Covenants.
(a)	Each Loan Party shall remain in possession of its respective Collateral solely at the location(s) specified on the Perfection Certificate; except that Agent, on behalf of itself and Lenders, shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Collateral (other than Collateral used solely in connection with the conducting of clinical trials), (ii) any other Collateral (excluding Collateral being used solely in connection with the conducting of clinical trials) in which Agent’s security interest (on behalf of itself and Lenders) may be perfected only by possession and (iii) any Collateral (excluding Collateral being used solely in connection with the conducting of clinical trials) after the occurrence of an Event of Default in connection with the exercise of its remedies hereunder and in accordance with this Agreement and the other Debt Documents. Agent may inspect (and representatives of any Lender may accompany Agent on any such inspection) any of the Collateral during normal business hours, and in the absence of a Default or an Event of Default, after giving Borrower reasonable prior notice. If Agent asks, each Loan Party will promptly notify Agent in writing of the location of any Collateral.

(b)	Each Loan Party shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good operating order and repair, normal wear and tear excepted, and (iii) use and maintain the Collateral only in compliance with manufacturers’ recommendations and all applicable laws.

(c)	Agent and Lenders do not authorize and each Loan Party agrees it shall not (i) part with possession of any of the Collateral (except to Agent (on behalf of itself and Lenders), for maintenance and repair or for a Permitted Disposition), or (ii) remove any of the Collateral from the continental United States.

(d)	Each Loan Party shall pay promptly when due all taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Debt Documents. At its option, Agent may discharge taxes, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Debt Documents. Each Loan Party agrees to reimburse Agent, on demand, all reasonable costs and expenses incurred by Agent in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Obligations.

(e)	Each Loan Party shall, at all times, keep accurate and complete records of the Collateral, and Agent shall have the right to inspect and make copies of all of Loan Parties’ books and records relating to the Collateral during normal business hours and upon reasonably prior notice, and in the absence of a Default or an Event of Default, after giving the applicable Loan Parties reasonable prior notice.

(f)	Each Loan Party agrees and acknowledges that any third person or entity who may at any time possess all or any portion of the Collateral (excluding Collateral being used solely in connection with the conducting of clinical trials) shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders). Agent may at any time give notice to any third person or entity described in the preceding sentence that such third person or entity is holding the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders).
     6.9 Additional Subsidiaries.
          (a) Promptly (and in any event within fifteen (15) days) after the formation or acquisition of any domestic Subsidiary by Borrower or any other Loan Party, Borrower or such other Loan Party, as applicable, shall cause to be executed and delivered, by such new domestic Subsidiary, (i) a guaranty agreement, in form and substance reasonably satisfactory to Agent (the “Guaranty”), pursuant to which such Subsidiary shall guarantee the payment and performance of all of the Obligations, (ii) a joinder agreement, in form and substance satisfactory to Agent, pursuant to which such new domestic Subsidiary shall agree to become a party to this agreement as a Guarantor and Loan Party and becomes liable for the Obligations as set forth herein and in the other Debt Documents, and to grant Liens in its Collateral to secure the Obligations hereunder, and (iii) by the applicable Loan Parties, such other related documents (including closing certificates, legal opinions and other similar documents) as the Agent may reasonably request, all in form and substance reasonably satisfactory to the Agent.
     (b) Promptly (and in any event within ten (10) days) after the formation or acquisition of any foreign Subsidiary the ownership interests of which are owned by any Loan Party, the Loan Parties shall cause to be executed and delivered (i) by the Loan Party that is such Foreign Subsidiary’s direct parent company (or companies), a Pledge Agreement in form and substance reasonably satisfactory to Agent, pursuant to which 65% of the voting Stock of such new foreign Subsidiary owned by each such parent company shall be pledged to Agent (for the benefit of itself and the Lenders) on a first priority and perfected basis to secure the Obligations, together with, to the extent the stock is certificated, pledged stock certificates with endorsements in blank in respect of such pledged Stock, and (ii) by the applicable Loan Parties, such other related documents (including closing certificates, legal opinions and other similar documents) as Agent may reasonably request, all in form and substance reasonably satisfactory to Agent.

     6.10 Use of Proceeds. The proceeds of the Term Loans shall be used for working capital and general corporate purposes. Proceeds of the Term A Loans shall be used to repay in full all Indebtedness owed by Borrower to the Existing Lenders.
     6.11 Further Assurances. Each Loan Party shall, upon request of Agent, furnish to Agent such further information, execute and deliver to Agent such documents and instruments (including, without limitation, UCC financing statements) and shall do such other acts and things as Agent may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement and the other Debt Documents.
7. NEGATIVE COVENANTS
     7.1 Liens. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to (a) create, incur, assume or permit to exist any Lien, security interest, claim or encumbrance, except for Permitted Liens, (b) grant any negative pledges on any Collateral, except for (i) any negative pledges in respect of Collateral of the type described in clauses (c) (to the extent such Collateral is subject to a purchase money security interest or a capital lease), (d), (e), (h), (i) and (k) of Section 5.7, in each case so long as such negative pledge clause is limited to the specific Collateral (and proceeds thereof) or Intellectual Property described in said clauses (c), (d), (h), (i) and (k) of Section 5.7, (ii) negative pledge clauses contained in leased equipment under an operating lease so long as such negative pledge clause is limited to such leased equipment and proceeds thereof, and (iii) customary negative pledge covenants contained in a purchase and sale agreement (an “Acquisition Agreement”) providing for the acquisition of Borrower (whether through merger or a sale of all or substantially all of Borrower’s assets (an “Acquisition”) by an non-affiliated party, provided that (i) such covenants do not prohibit or restrict Borrower from granting a security interest in Borrower’s Intellectual Property in favor of Agent, (ii) that the counter-parties to such covenants are not permitted to receive a security interest in Borrower’s Intellectual Property or any Collateral, (iii) at the time of the execution of the Acquisition Agreement, no Event of Default has occurred and is continuing and (iv) the terms of such Acquisition Agreement provide for the payment in full of all Obligations as a condition to or immediately upon the consummation of the Acquisition, or (c) except as provided in Section 5. 9 and the preceding clause (b)(iii) grant any negative pledges on any Intellectual Property.
     7.2 Indebtedness. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume, permit to exist, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (as hereinafter defined), except for (a) the Obligations, (b) Indebtedness existing on the date hereof and set forth in the Perfection Certificate, and any renewals of such Indebtedness, under the same or similar terms, provided the aggregate principal amount of such Indebtedness is not increased as a result thereof, (c) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person or entity, provided that (i) the aggregate principal amount of all such Indebtedness incurred during any fiscal year does not exceed $1,000,000, (ii) the Lenders shall have been given by Borrower a right of first refusal to finance any capital expenditures or capital lease obligations in respect of equipment to be acquired by Borrower for use in its business prior to the financing thereof by any person or entity who is not a Lender (such right of first refusal to apply to each Lender based on its Pro Rata Share, provided that if any Lender declines to provide all or a portion of its Pro Rata share of such financing, the other Lenders may, but shall be under no obligation, to provide the balance of such financing) and (iii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made), (d) Indebtedness owing by any Loan Party to another Loan Party, provided that (i) each Loan Party shall have executed and delivered to each other Loan Party a demand note (each, an “Intercompany Note”) to evidence such intercompany loans or advances owing at any time by each Loan Party to the other Loan Parties, which Intercompany Note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent as additional Collateral for the Obligations, (ii) any and all Indebtedness of any Loan Party to another Loan Party shall be subordinated to the Obligations pursuant to the subordination terms set forth in each Intercompany Note, and (iii) no Default or Event of Default would occur both before and after giving effect to any such Indebtedness, (e) Indebtedness arising from the endorsement of instruments in the ordinary course of business and (f) other unsecured Indebtedness in a principal amount not to exceed $500,000. The term “Indebtedness” shall mean, with respect to any person or entity, at any date, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such person to pay the deferred purchase price of property or services, but excluding obligations to trade creditors incurred in the ordinary course of business and not past due by more than 90 days, (iv) all capital lease obligations of such person, (v) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (vi) all contingent or non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (vii) all indebtedness secured by a Lien on any asset of such person, whether or not such indebtedness is otherwise an obligation of such person, (viii) Contingent Obligations of such person and (ix) all obligations or liabilities of others of the types specified in clauses (i) through (viii) guaranteed by such person. The term “Contingent Obligation” shall mean, with respect to any person or entity, at any date, any direct or indirect liability, contingent or not, of that person or entity for (a) any Indebtedness of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that person or entity, or for which that person or entity is directly or indirectly liable; and (b) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a person or entity against fluctuation in interest rates, currency exchange rates or commodity prices.
     7.3 Dispositions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, convey, sell, rent, lease, sublease, mortgage, license, transfer or otherwise dispose of (collectively, “Transfer”) any of the Collateral or any Intellectual Property, except for the following (collectively, “Permitted Dispositions”): (a) sales of Inventory in the ordinary course of business, (b) Transfers of obsolete equipment in the ordinary course of business or equipment no longer used or useful in the business of the Loan Parties having a fair market value not to exceed $50,000 in the aggregate per fiscal year for all such Transfers, (c) dispositions by a Loan Party or any of its Subsidiaries of tangible assets for cash and fair value that are no longer used or useful in the business of such Loan Party or such Subsidiary so long as (i) no Default or Event of Default exists at the time of such disposition or would be caused after giving effect thereto and (ii) the fair market value of all such assets disposed of does not exceed $50,000 in any fiscal year, (d) non-exclusive licenses for the use of such Loan Party’s Intellectual Property in the ordinary course of business, (e) exclusive licenses for the use of such Loan Party’s Intellectual Property in the ordinary course of business, so long as, with respect to each such exclusive license, (i) no Default or Event of Default exists at the time of such Transfer, (ii) the license constitutes an arms-length transaction made in the ordinary course of business and the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property, (iii) Borrower delivers 5 Business Days prior written notice and a brief summary of the terms of the license to Agent, (iv) Borrower delivers to Agent copies of the final executed licensing documents in connection with the license promptly upon consummation of the license, and (v) any and all royalties, milestone payments or other proceeds arising from the licensing agreement are paid to a deposit account that is governed by an Account Control Agreement, and (f) other Transfers to the extent and only to the extent constituting Permitted Liens and Permitted Investments.

     7.4 Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) change its name or its state of organization without Agent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (b) relocate its chief executive office without 30 days prior written notification to Agent, (c) engage in any business other than or reasonably related or incidental to the businesses currently engaged in by such Loan Party or Subsidiary, (d) engage in a business substantially different from the business (including any businesses reasonably related thereto or extensions thereof) engaged in by such Loan Party or Subsidiary as of the date of this Agreement, or (e) change its fiscal year end (except in the case of any Subsidiary of the Borrower, to conform to the fiscal year end of Borrower).
     7.5 Mergers or Acquisitions. No Loan Party shall (a) merge or consolidate, and no Loan Party shall permit any of its Subsidiaries to merge or consolidate, with or into any other person or entity (other than mergers or consolidations of (i) a Subsidiary into Borrower in which Borrower is the surviving entity, (ii) a Subsidiary into any other Loan Party in which such Loan Party is the surviving entity, and (iii) a foreign Subsidiary which is not a Loan Party into any other foreign Subsidiary which is not a Loan Party), or (b) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person or entity.
     7.6 Restricted Payments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) declare or pay any dividends or make any other distribution or payment on account of or redeem, retire, defease, purchase or repurchase any Stock (as defined below) of any Person (other than the payment of dividends to Borrower and Borrower may repurchase its capital stock pursuant to the terms of the employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year or by the cancellation of Indebtedness), (b) make any payment in respect of management fees or consulting fees (or similar fees) to any equityholder or other affiliate of Borrower (other than customary fees paid to board members), (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower, or (d) make any payments on account of intercompany Indebtedness permitted under Section 7.2 (except in accordance with the terms of the applicable Intercompany Note then in effect with respect to such intercompany Indebtedness). The term “Stock” as used herein means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
     7.7 Investments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly (a) acquire or own, or make any loan, advance, capital contribution, “earnout” payment or similar payment in respect to any acquisition of assets or stock of any person (an “Investment”) in or to any person or entity (other than to another Loan Party to the extent permitted under the terms and conditions set forth in Section 7.2(e), (b) acquire or create any Subsidiary, or (c) engage in any joint venture or partnership with any other person or entity (excluding any Equity Financing Event), other than: (i) Investments existing on the date hereof and set forth in the Perfection Certificate, (ii) Investments in cash and Cash Equivalents (as defined below), and other Investments permitted by Borrower’s investment policy that has been approved in writing by Agent from time to time, (iii) loans or advances to employees of Borrower or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business and loans in the nature of signing bonuses, provided that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (iii) shall not exceed $150,000 at any time (collectively, the “Permitted Investments”), (iv) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, (v) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, (vi) Investments consisting of loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors that do not result in disbursements of cash by the Borrower and the other Loan Parties, and (vii) other Investments in an aggregate amount not to exceed $250,000 (collectively, the “Permitted Investments”). The term “Cash Equivalents” means (v) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (w) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (x) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any entity organized under the laws of any state of the United States, (y) any U.S. dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier I capital (as defined in such regulations) in excess of $250,000,000 or (z) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (v), (w), (x) or (y) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (v), (w), (x) and (y) above shall not exceed 365 days,
     7.8 Transactions with Affiliates. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with any Affiliate (as defined below) of a Loan Party or any Subsidiary of a Loan Party except for transactions (i) that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no more favorable to such Affiliate than would be obtained in an arm’s length transaction, (ii) by or among Borrower and any Guarantor, (iii) with respect to customary compensation and indemnification of employees and directors; and (iv) involving funding of research at Purdue University and its affiliates. As used herein, “Affiliate” shall mean, with respect to a Loan Party or any Subsidiary of a Loan Party, (a) each person that, directly or indirectly, owns or controls 5% or more of the stock or membership interests having ordinary voting power in the election of directors or managers of such Loan Party or such Subsidiary, and (b) each person that controls, is controlled by or is under common control with such Loan Party or such Subsidiary.
     7.9 Compliance. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) fail to comply with the laws and regulations described in clauses (a) through and including (d) of Section 5.8 herein, (b) use any portion of the Term Loans to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or (c) fail to comply in any material respect with, or violate in any material respect any other law or regulation applicable to it.
     7.10 Deposit Accounts and Securities Accounts. On and after the date which is thirty (30) days after the Closing Date, each Loan Party shall maintain all of its and all of its Subsidiaries’ operating and other deposit accounts and securities accounts with SVB and/or SVB’s Affiliates; provided, that (i) Borrower may maintain a petty cash account (#135380) with Lafayette Bank and Trust (“Lafayette Bank”) in Lafayette, Indiana (the “Lafayette Account”) provided that the aggregate amount on deposit in the Lafayette Account shall not exceed $10,000 at any time (other than in connection with the receipt into such account of payments of up to $5,000,000 in connection with the Therapeutic Discovery Project

Credit program, provided that Borrower shall cause such monies to be transferred to an account maintained by Borrower with SVB or an Affiliate of SVB that is subject to an Account Control Agreement within three (3) Business Days of receipt thereof), (ii) Borrower may maintain a certificate of deposit (account #61058044) with Lafayette Bank (the “Lafayette Cash Collateral Account”) as cash collateral for the benefit of Lafayette Bank, provided, that (a) the aggregate principal balance of such certificate of deposit shall not exceed $500,000 at any time, (b) the aggregate amount of indebtedness which is secured by amounts on deposit in the Lafayette Cash Collateral Account shall not at any time exceed $19,000, and (c) Borrower shall cause all monies on deposit or invested in the Lafayette Cash Collateral Account to be transferred to an account maintained by Borrower with SVB or an Affiliate of SVB that is subject to an Account Control Agreement within three (3) Business Days of payment in full the indebtedness secured by such monies, and (iii) Borrower may maintain account #9000088096 with Lafayette Bank and account #61058044 with First Merchants Trust provided that such accounts are closed on or prior to the date which is thirty (30) days after the Closing Date and all assets therein are transferred to an account maintained by Borrower with SVB or an Affiliate of SVB that is subject to an Account Control Agreement.
          Other than with respect to the Flexible Spending Account, the Lafayette Cash Collateral Account and other deposit accounts established and in fact used solely to fund current payroll and current withholding taxes (“Excluded Accounts”), no Loan Party shall directly or indirectly maintain or establish any deposit account or securities account, unless Agent, the applicable Loan Party or Loan Parties and the depository institution or securities intermediary at which the account is or will be maintained enter into a deposit account control agreement or securities account control agreement, as the case may be, in form and substance satisfactory to Agent (an “Account Control Agreement”) (which agreement shall provide that such depository institution or securities intermediary shall comply with all instructions of Agent without further consent of such Loan Party or Loan Parties, as applicable, including, without limitation, an instruction by Agent to follow a notice of exclusive control or similar notice (such notice, a “Notice of Exclusive Control”)), prior to or concurrently with the establishment of such deposit account or securities account (or in the case of any such deposit account or securities account maintained as of the date hereof, prior to the date that is thirty (30) days after the Closing Date). Agent may give a Notice of Exclusive Control with respect to any deposit account or securities account at any time at which an Event of Default has occurred and is continuing.
8. DEFAULT AND REMEDIES.
     8.1 Events of Default. Loan Parties shall be in default under this Agreement and each of the other Debt Documents if (each of the following, an “Event of Default”):
(a)	Borrower shall fail to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 8.2 hereof). During the cure period, the failure to cure the payment default is not an Event of Default (but no Term Loan will be made during the cure period);

(b)	any Loan Party breaches any of its obligations under Section 6.1 (solely as it relates to maintaining its existence), Section 6.2, Section 6.3, Section 6.4 or Article 7;

(c)	any Loan Party breaches any of its other obligations under any of the Debt Documents and fails to cure such breach within 30 days after the earlier of (i) the date on which an officer of such Loan Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to Borrower from Agent;

(d)	any warranty, representation or statement made or deemed made by or on behalf of any Loan Party in any of the Debt Documents or otherwise in connection with any of the Obligations shall be false or misleading in any material respect at the time such warranty, representations or statement was made or deemed to be made;

(e)	any of the Collateral is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against any Loan Party or any of the Collateral, which in the good faith judgment of Agent subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk within thirty (30) days; provided, in each case, such Collateral is of value in excess of $100,000;

(f)	one or more judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $250,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been satisfied, vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(g)	(i) any Loan Party or any Subsidiary of a Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Loan Party or any Subsidiary of a Loan Party seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of 45 days or more or any action sought in such proceedings shall occur or (iii) any Loan Party or any Subsidiary of a Loan Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(h)	an event or development occurs which has a Material Adverse Effect, provided that for the purpose of this Section 8.1(h), any failure of a clinical trial or study in and of itself will not be considered to have a Material Adverse Effect;

(i)	(i) any provision of any Debt Document shall fail to be valid and binding on, or enforceable against, a Loan Party party thereto or (ii) any Debt Document purporting to grant a security interest to secure any Obligation shall fail to create a valid and enforceable security interest on any Collateral purported to be covered thereby or such security interest shall fail or cease to be a perfected Lien with the priority required in the relevant Debt Document, or any Loan Party shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred;

(j)	(i) any Loan Party or any Subsidiary of a Loan Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness (other than the Obligations) of such Loan Party or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000 (“Material Indebtedness”), (ii) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (iii) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(k)	(i) prior to an initial public offering by Borrower, any of the chief executive officer, the chief financial officer or the chief scientific officer of Borrower as of the date hereof shall cease to be involved in the day to day operations (including research development) or management of the business of Borrower, and a successor of such officer reasonably acceptable to Agent is not appointed and approved by the board of directors of Borrower within 180 days of such cessation or involvement, (ii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, or (iii) Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding voting capital stock (or other voting equity interest) of each of its Subsidiaries.
     8.2 Lender Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the written request of any Lender shall, terminate the Commitments with respect to further Term Loans and declare any or all of the Obligations to be immediately due and payable, without demand or notice to any Loan Party and the accelerated Obligations shall bear interest at the Default Rate pursuant to Section 2.6, provided that, upon the occurrence of any Event of Default specified in Section 8.1(g) above, the Obligations shall be automatically accelerated. After the occurrence of an Event of Default, Agent shall have (on behalf of itself and Lenders) all of the rights and remedies of a secured party under the UCC, and under any other applicable law. Without limiting the foregoing, Agent shall have the right to, and at the written request of the Required Lenders shall, (a) notify any account debtor of any Loan Party or any obligor on any instrument which constitutes part of the Collateral to make payments to Agent (for the benefit of itself and. Lenders), (b) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (c) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at such sale, or (d) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the Obligations in accordance with Section 8.4. If requested by Agent, Loan Parties shall promptly assemble the Collateral and make it available to Agent at a place to be designated by Agent. Agent may also render any or all of the Collateral unusable at a Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs. Any notice that Agent is required to give to a Loan Party under the UCC of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given in accordance with this Agreement at least 5 days prior to such action. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Agent (and any of Agent’s designated officers or employees) as such Loan Party’s true and lawful attorney to: (i) take any of the actions specified above in this paragraph; (ii) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Agent’s possession; (iii) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; and (iv) do such other and further acts and deeds in the name of such Loan Party that Agent may deem necessary or desirable to enforce its rights in or to any of the Collateral or to perfect or better perfect Agent’s security interest (on behalf of itself and Lenders) in any of the Collateral. The appointment of Agent as each Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until the Termination Date. As used herein, “Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Closing date (each an “Original Lender”) have not assigned or transferred any of their interests in their respective Term Loans, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loans, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loans, Lenders holding sixty-six percent (66%) or more of the aggregate outstanding principal balance of the Term Loans, plus, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its respective Term Loans and (B) each assignee of an Original Lender provided such assignee was assigned or transferred and continues to hold 100% of the assigning Original Lender’s interest in the Term Loans (in each case in respect of clauses (A) and (B) of this clause (ii), whether or not such Lender is included within the Lenders holding sixty-six percent (66%) of the Terms Loans); provided, however, that notwithstanding the foregoing, for purposes of this Section 8.2, “Required Lenders” means (i) for so long as all Original Lenders retain 100% of their interests in their respective Term Loans, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loans, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loans, Lenders holding sixty-six percent (66%) or more of the aggregate outstanding principal balance of the Term Loans, plus, in respect of this clause (ii), each Original Lender that has not assigned or transferred any portion of its respective Term Loan (in each case in respect of this clause (ii), whether or not such Original Lender is included within the Lenders holding sixty-six percent (66%) of the Term Loans). For purposes of this definition only, a Lender shall be deemed to include itself, and any Lender that is an Affiliate or Approved Fund (as defined below) of such Lender.
     8.3 Additional Remedies. In addition to the remedies provided in Section 8.2 above, each Loan Party hereby grants to Agent (on behalf of itself and Lenders) and any transferee of Collateral, for purposes of exercising its remedies as provided herein, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Loan Party and subject to any exclusive licenses granted pursuant to Section 7.3(e)) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Loan Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.
     8.4 Application of Proceeds. Proceeds from any Transfer of the Collateral or the Intellectual Property (other than Permitted Dispositions) and all payments made to or proceeds of Collateral received by Agent, in each case, during the continuance of an Event of Default shall be applied as follows: (a) first, to pay all fees, costs, indemnities, reimbursements and expenses then due to Agent under the Debt Documents in its capacity as Agent under the Debt Documents, (b) second, to pay all fees, costs, indemnities, reimbursements and expenses then due to Lenders under the Debt Documents in accordance with their respective Pro Rata Shares, until paid in full, (c) third, to pay all interest on the Term Loans then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full (other than interest accrued after the commencement of any proceeding referred to in Section 8.1(g) if a claim for such interest is not allowable in such proceeding), (d) fourth, to pay all principal on the Term Loans then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full, (e) fifth, to pay all other Obligations then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full (including, without limitation, all interest accrued after the commencement of any proceeding referred to in Section 8.1(g) whether or not a claim for such interest is allowable in such proceeding), and (f) sixth, to Borrower or as otherwise required by law. Borrower shall remain fully liable for any deficiency.
9. THE AGENT.
     9.1 Appointment and Authorization of Agent. Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Debt Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Debt Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Debt Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Debt Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Debt Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     9.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Debt Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
     9.3 Liability of Agent. Except as otherwise provided herein, no Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Debt Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any officer thereof, contained herein or in any other Debt Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Debt Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Debt Document, or for any failure of Borrower or any other party to any Debt Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Debt Document, or to inspect the properties, books or records of Borrower or any Affiliate thereof.
     9.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under any Debt Document unless it shall first receive such advice or concurrence of all Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Debt Document in accordance with a request or consent of all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
     9.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any default and/or Event of Default, unless Agent shall have received written notice from a Lender or Borrower, describing such default or Event of Default. Agent will notify the Lenders of its receipt of any such notice. Agent shall take such action with respect to an Event of Default as may be directed in writing by the Required Lenders in accordance with Article 9(a); provided,. however, that while an Event of Default has occurred and is continuing, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as Agent shall deem advisable or in the best interest of the Lenders, including without limitation, satisfaction of other security interests, liens or encumbrances on the Collateral not permitted under the Debt Documents, payment of taxes on behalf of Borrower, payments to landlords, warehouseman, bailees and other persons in possession of the Collateral and other actions to protect and safeguard the Collateral, and actions with respect to insurance claims for casualty events affecting Borrower and/or the Collateral.
     9.6 Credit Decision; Disclosure of Information by Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Debt Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent herein, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.
     9.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, each Lender shall, severally and pro rata based on its respective Pro Rata Share, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), and hold harmless each Agent-

Related Person from and against any and all Indemnified Liabilities (which shall not include legal expenses of Agent incurred in connection with the closing of the transactions contemplated by this Agreement) incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.7. Without limitation of the foregoing, each Lender shall, severally and pro rata based on its respective Pro Rata Share, reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Lenders’ Expenses incurred after the closing of the transactions contemplated by this Agreement) incurred by Agent (in its capacity as Agent, and not as a Lender) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Debt Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 9.7 shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation of Agent.
     9.8 Agent in its Individual Capacity. With respect to its Credit Extensions, MidCap shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Agent, and the terms “Lender” and “Lenders” include MidCap in its individual capacity.
     9.9 Successor Agent. Agent may resign as Agent upon ten (10) days’ notice to the Lenders. If Agent resigns under this Agreement, all Lenders shall appoint from among the Lenders (or the affiliates thereof) a successor Agent for the Lenders, which successor Agent shall (unless an Event of Default has occurred and is continuing) be subject to the approval of Borrower (which approval shall not be unreasonably withheld or delayed). If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent from among the Lenders (or the affiliates thereof). Upon the acceptance of its appointment as successor Agent hereunder, the Person acting as such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the respective term “Agent” means such successor Agent and the retiring Agent’s appointment, powers and duties in, such capacities shall be terminated without any other further act or deed on its behalf. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 9 and Section 2.7 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date ten (10) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.
     9.10 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Agent (irrespective of whether the principal of any Loan, shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and

Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent allowed in such judicial proceeding); and
          (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
     and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 2.7. To the extent that Agent fails timely to do so, each Lender may file a claim relating to such Lender’s claim.
     9.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Guarantor and any Lien on any Collateral granted to or held by Agent under any Debt Document (i) upon the date that all Obligations due hereunder have been fully and indefeasibly paid in full and no Term Loan Commitments or other obligations of any Lender to provide funds to Borrower under this Agreement remain outstanding, (ii) that is transferred or to be transferred as part of or in connection with any Transfer permitted hereunder or under any other Debt Document, or (iii) as approved in accordance with Section 10.7. Upon request by Agent at any time, all Lenders will confirm in writing Agent’s authority to release its interest in particular types or items of Property, pursuant to this Section 9.11.
     9.12 Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents (including new Secured Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Loan to an assignee in accordance with Section 10.1, (ii) make Borrower’s management available to meet with Agent and prospective participants and assignees of Term Loan Commitments or Credit Extensions and (iii) assist Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request. Subject to the provisions of Section 10.12 Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.
     9.13 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.
(a)	Advances: Payments. If Agent receives any payment for the account of Lenders on or prior to 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day. To the extent that any Lender has failed to fund any such payments and Term Loans (a “Non-Funding Lender”), Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(b)	Return of Payments.
(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Loan Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the Federal Funds Rate for the first Business Day and thereafter, at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to a Loan Party or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Debt Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Loan Party or such other person, without setoff, counterclaim or deduction of any kind.
(c)	Non-Funding Lenders. The failure of any Non-Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Debt Document or constitute a “Lender” (or be included in the calculation of “Requisite Lender” hereunder) for any voting or consent rights under or with respect to any Debt Document. At Borrower’s request, Agent or a person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such person, all of the Commitments and all of the outstanding Term Loans of that Non-Funding Lender for an amount equal to the principal balance of all Term Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement (as defined below).

(d)	Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Debt Documents (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent and Required Lenders.
10. MISCELLANEOUS.
     10.1 Assignment. Subject to the terms of this Section 10.1, any Lender shall have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Debt Documents provided, however, that any such sale, assignment, negotiation or grant of a participation by any Lender (other than a sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Debt Documents shall require the prior written consent of the Required Lenders (such approved assignee, an “Approved Lender”). Any assignment by a Lender shall: (i) require the execution of an assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Agent (an “Assignment Agreement”); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Commitment and/or Term Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) be in an aggregate amount of not less than $1,000,000, unless such assignment is made to an existing Lender or an affiliate of an existing Lender or is of the assignor’s (together with its affiliates’) entire interest of the Term Loans or is made with the prior written consent of Agent; and (iv) include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 10.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment and Term Loans, as applicable, or assigned portion thereof from and after the date of such assignment. Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Agent reasonably shall require. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In the event any Lender assigns or otherwise transfers all or any part of the Commitments and Obligations, Agent shall so notify Borrower and Borrower shall, upon the request of Agent, execute new Notes in exchange for the Notes, if any, being assigned. Agent may amend Schedule A to this Agreement to reflect assignments made in accordance with this Section.
     As used herein, “Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of $5,000,000,000, and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower, any Guarantor or any of Borrower’s or any Guarantor’s Affiliates or Subsidiaries. Notwithstanding the foregoing, in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party. As used herein, “Approved Fund” means any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
     10.2 Notices. All notices, requests or other communications given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth on the signature pages hereto below such parties’ name or in the most recent Assignment Agreement executed by any Lender (unless and until a different address may be specified in a written notice to the other party delivered in accordance with this Section), and shall be deemed given (a) on the date of receipt if delivered by hand, (b) on the date of sender’s receipt of confirmation of proper transmission if sent by facsimile transmission, (c) on the next Business Day after being sent by a nationally-recognized overnight courier, and (d) on the fourth Business Day after being sent by registered or certified mail, postage prepaid. As used herein, the term “Business Day” shall mean and include any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed.
     10.3 Performance. Time is of the essence of this Agreement. This Agreement shall be binding, jointly and severally, upon all parties described as the “Borrower” and their respective successors and assigns, and shall inure to the benefit of Agent, Lenders, and their respective successors and assigns.
     10.4 Payment of Fees and Expenses. Loan Parties agree, jointly and severally, to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and Lenders in connection with (a) the investigation, preparation, negotiation, execution, administration of, or any amendment, modification, waiver or termination of, this Agreement or any other Debt Document, (b) the administration of any transaction contemplated hereby or thereby and (c) the enforcement, assertion, defense or preservation of Agent’s and Lenders’ rights and remedies under this Agreement or any other Debt Document, in each case of clauses (a) through (c), including, without limitation, reasonable attorney’s fees and expenses, the allocated cost of in-house legal counsel, reasonable fees and expenses of consultants, auditors and appraisers and UCC and other corporate search and filing fees and wire transfer fees. Borrower further agrees that such fees, costs and expenses shall constitute Obligations. This provision shall survive the termination of this Agreement.
     10.5 Indemnity. Each Loan Party shall and does hereby jointly and severally indemnify and defend Agent, Lenders, and their respective successors and assigns, and their respective directors, officers, employees, consultants, attorneys, agents and affiliates (each an “Indemnitee”) from and against all liabilities, losses, damages, expenses, penalties, claims, actions and suits (including, without limitation, related reasonable attorneys’ fees and the allocated costs of in-house legal counsel) of any kind whatsoever arising, directly or indirectly, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with this Agreement, the other Debt Documents or any of the transactions contemplated hereby or thereby (the “Indemnified Liabilities”); provided that, no Loan Party shall have any obligation to any Indemnitiee with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. This provision shall survive the termination of this Agreement.
     10.6 Rights Cumulative. Agent’s and Lenders’ rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. NONE OF AGENT OR ANY LENDER SHALL BE DEEMED TO HAVE WAIVED ANY OF ITS RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY BORROWER UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY AGENT, REQUIRED LENDERS OR ALL LENDERS, AS APPLICABLE. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

     10.7 Entire Agreement; Amendments, Waivers.
(a)	This Agreement and the other Debt Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter. Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.

(b)	No amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document, no approval or consent thereunder, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Agent and the Required Lenders provided that
          (i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Pro Rata Share shall be effective as to such Lender without such Lender’s written consent;
          (ii) no such amendment, waiver or modification that would affect the rights and duties of Agent shall be effective without Agent’s written consent or signature;
          (iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed ,for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all or any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Debt Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 10.7 or the definitions of the terms used in this Section 10.7 insofar as the definitions affect the substance of this Section 8.4; (F) consent to the assignment, delegation or other transfer by any Borrower or any Guarantor of any of its rights and obligations under any Debt Document or release Borrower or any Guarantor of its payment obligations under any Debt Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 8.4 or amend any of the definitions Pro Rata Share, Term Loan Commitment, or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Agent securing the Obligations; or (I) amend any of the provisions of Section 10.8. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence;
          (iv) the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Debt Documents only in the event of the unanimous agreement of all Lenders.
     (b) Other than as expressly provided for in Section 10.7(a)(i)-(iii), Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of the Borrower.
     10.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time upon the direction of Agent, without notice to Borrower or any other person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ Lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest. The term “Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (x) the Commitment of such Lender then in effect (or, if such Commitment is terminated, the aggregate outstanding principal amount of the Term Loans owing to such Lender) by (y) the Total Commitment then in effect (or, if the Total Commitment is terminated, the outstanding principal amount of the Term Loans owing to all Lenders).
     10.9 Binding Effect. This Agreement shall continue in full force and effect until the Termination Date; provided, however, that the provisions of Sections 2.3(f), 9.5, 10.5 and 10.6 and the other indemnities contained in the Debt Documents shall survive the Termination Date. The surrender, upon payment or otherwise, of any Note or any of the other Debt Documents evidencing any of the Obligations shall not affect the right of Agent to retain the Collateral for such other Obligations as may then exist or as it may be reasonably contemplated will exist in the future. This Agreement and the grant of the security interest in the Collateral pursuant to Section 3.1 shall automatically be reinstated if Agent or any Lender is ever required to return or restore the payment of all or any portion of the Obligations (all as though such payment had never been made).
     10.10 Use of Logo. Each Loan Party authorizes Agent to use its name, logo and/or trademark without notice to or consent by such Loan Party, in connection with certain promotional materials that Agent may disseminate to the public. The promotional materials may include, but are not limited to, brochures, video tape, internet website, press releases, advertising in newspaper and/or other periodicals, lucites, and any other materials relating the fact that Agent has a financing relationship with Borrower and such materials may be developed, disseminated and used without Loan Parties’ review. Nothing herein obligates Agent to use a Loan Party’s name, logo and/or trademark, in any promotional materials of Agent. Loan Parties shall not, and shall not permit any of its respective Affiliates to, issue any press release or other public disclosure (other than any document filed with any governmental authority relating to a public offering of the securities of Borrower) using the name, logo or otherwise referring to MidCap or SVB or of any of their affiliates, the Debt Documents or any transaction contemplated herein or therein without at least two (2) Business Days prior written notice to and the prior written consent of Agent unless, and only to the extent that, Loan Parties or such Affiliate is required to do so under applicable law and then, only after consulting with Agent prior thereto. None of the Lenders shall issue any press release or other public disclosure using the name, logo or otherwise referring to Borrower, the Debt Documents or any transaction contemplated herein or therein without at least two (2) Business Days prior written notice to and the prior written consent of Borrower unless, and only to the extent that, such Lender is required to do so under applicable law and then, only after consulting with Borrower prior thereto.
     10.11 Waiver of Jury Trial. EACH OF LOAN PARTIES, AGENT AND LENDERS UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER DEBT DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG LOAN PARTIES, AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LOAN PARTIES, AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.12 Governing Law. THIS AGREEMENT, THE OTHER DEBT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MARYLAND (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL. IF ANY ACTION ARISING OUT OF THIS AGREEMENT OR ANY OTHER DEBT DOCUMENT IS COMMENCED BY AGENT IN THE STATE COURTS OF THE STATE OF OR IN A U.S. DISTRICT COURT LOCATED IN MARYLAND, EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF MARYLAND. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO LOAN PARTIES AT THEIR ADDRESS DESCRIBED IN SECTION 10.2, OR IF SERVED BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.
     Borrower, Agent and each Lender agree that each Term Loan (including those made on the Closing Date) shall be deemed to be made in, and the transactions contemplated hereunder and in any other Debt Document shall be deemed to have been performed in, the State of Maryland.
     10.13 Confidentiality. In handling any confidential information of Borrower, the Lenders and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to the Lenders’ and Agent’s Subsidiaries or Affiliates, provided that such Subsidiaries and Affiliates shall be subject to the confidentiality provisions in this Section 10.13; (b) to prospective transferees or purchasers of any interest in the Term Loans (provided, however, the Lenders and Agent shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by Law, regulation, subpoena, or other order; (d) to regulators or as otherwise required in connection with an examination or audit; (e) as Agent considers appropriate in exercising remedies under the Debt Documents; and (f) to third party service providers of the Lenders and/or Agent so long as such service providers have executed a confidentiality agreement with the Lenders and Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Agent’s possession when disclosed to the Lenders and/or Agent, or becomes part of the public domain after disclosure to the Lenders and/or Agent through no fault of the Lenders and/or Agent; or (ii) is disclosed to the Lenders and/or Agent by a third party, if the Lenders and/or Agent does not know that the third party is prohibited from disclosing the information. Lenders and/or Agent may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Lenders and/or Agent do not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 10.13 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 10.13. In respect of confidential information provided by Borrower to Agent and Lenders hereunder and Borrower’s securities Agent and Lenders agree to comply with applicable securities laws which prohibit trading in securities based upon material non-public information.
     10.14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.
[Signature pages follow.]

IN WITNESS WHEREOF, each Loan Party, Agent and Lenders, intending to be legally bound hereby, have duly executed this Loan and Security Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

BORROWER: ENDOCYTE, INC.
By:	/s/ Mike Sherman
	Name:	Mike Sherman
	Title:	CFO

Address for Notices:
Endocyte, Inc.
3000 Kent Avenue, Suite A1-100
West Lafayette, IN 47906
Attention: Mr. Mike Sherman, Chief Financial Officer
Phone: 765-463-7175
Facsimile: 765-463-9271

1

AGENT AND LENDER: MIDCAP FUNDING III, LLC
By:	/s/ Josh Groman
	Name:	Josh Groman, Managing Director
	Title:	Duly Authorized Signatory

Address for Notices:
MidCap Funding III, LLC
7735 Old Georgetown Road, Suite 400
Bethesda, Maryland 20814
Attention: Portfolio Management-Life Sciences
with a copy to:
Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attention: John J. Malloy, Esquire

1

LENDER: SILICON VALLEY BANK
By:	/s/ Benjaman Johnson
	Name:	Benjaman Johnson
	Title:	Senior Relationship Manager

Address for Notices:
Silicon Valley Bank
301 Carlson Parkway
Suite 255
Minnetonka, MN 55305
Attention: Mr. Phil Johnson
Telephone: (952) 745-1400
Facsimile: (952) 475-8471

1

SCHEDULE A
COMMITMENTS
LENDERS AND COMMITMENTS

Lender	Term A Loan Commitment	Commitment Percentage
MidCap Funding III, LLC	$6,666,666.67	66.67%
Silicon Valley Bank	$3,333,333.33	33.33%
TOTAL TERM A LOANS	$10,000,000	100%

Lender	Term B Loan Commitment	Commitment Percentage
MidCap Funding III, LLC	$3,333,333.33	66.67%
Silicon Valley Bank	$1,666,666.67	33.33%
TOTAL TERM B LOANS	$5,000,000	100%
TOTAL TERM LOANS	$15,000,000	100%

EXHIBIT A
FORM OF PROMISSORY NOTE
[__________]
FOR VALUE RECEIVED, ENDOCYTE, INC., a Delaware corporation, located at the address stated below (“Borrower”), promises to pay to the order of [Lender] or any subsequent holder hereof (each, a “Lender”), the principal sum of __________ and ____/100 Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Term Loans made by Lender to or on behalf of Borrower pursuant to the Agreement (as hereinafter defined). All capitalized terms, unless otherwise defined herein, shall have the respective meanings assigned to such terms in the Agreement.
This Promissory Note is issued pursuant to that certain Loan and Security Agreement, dated as of August __, 2010, among Borrower, the guarantors from time to time party thereto, MidCap Funding III, LLC as agent and lender, and Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), is one of the Notes referred to therein, and is entitled to the benefit and security of the Debt Documents referred to therein, to which Agreement reference is hereby made for a statement of all of the terms and conditions under which the loans evidenced hereby were made.
The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Agreement. The terms of the Agreement are hereby incorporated herein by reference.
All payments shall be applied in accordance with the Agreement. The acceptance by Lender of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Lender’s right to receive payment in full at such time or at any prior or subsequent time.
All amounts due hereunder and under the other Debt Documents are payable in the lawful currency of the United States of America. Borrower hereby expressly authorizes Lender to insert the date value as is actually given in the blank space on the face hereof and on all related documents pertaining hereto.
This Note is secured as provided in the Agreement and the other Debt Documents. Reference is hereby made to the Agreement and the other Debt Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security interest, the terms and conditions upon which the security interest was granted and the rights of the holder of the Note in respect thereof.
Time is of the essence hereof. If Lender does not receive from Borrower payment in full of any Scheduled Payment when due or any other sum due under this Note or any other Debt Document within three (3) Business Days after its due date, Borrower agrees to pay the Late Fee in accordance with the Agreement. Such Late Fee will be immediately due and payable, and is in addition to any other costs, fees and expenses that Borrower may owe as a result of such late payment.
This Note may be voluntarily prepaid only as permitted under Section 2.4 of the Agreement. After an Event of Default, this Note shall bear interest at a rate per annum equal to the Default Rate pursuant to Section 2.6 of the Agreement.
Borrower and all parties now or hereafter liable with respect to this Note, hereby waive presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agree to pay (if permitted by law) all expenses incurred in collection, including reasonable attorneys’ fees and expenses, including without limitation, the allocated costs of in-house counsel.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF MARYLAND.
No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless such variation or modification is made in accordance with Section 10.7 of the Agreement. Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.
IN WITNESS WHEREOF, Borrower has duly executed this Note as of the date first above written.

ENDOCYTE, INC.
By:
Name:
Title:
Federal Tax ID #:
Address:

EXHIBIT B
SECRETARY’S CERTIFICATE OF AUTHORITY
[DATE]
     Reference is made to the Loan and Security Agreement, dated as of August __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among ENDOCYTE, INC., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto, MidCap Funding III, LLC, a Delaware limited liability company (“MidCap”), as a lender and as agent (in such capacity, together with its successors and assigns in such capacity, “Agent”), and the other lenders signatory thereto from time to time (MidCap and such other lenders, the “Lenders”). Capitalized terms used but not defined herein are used with the meanings assigned to such terms in the Agreement.
I, [____________], do hereby certify that:
(i) I am the duly elected, qualified and acting [Assistant] Secretary of [INSERT NAME OF LOAN PARTY] (the “Company”);
(ii) attached hereto as Exhibit A is a true, complete and correct copies of the Company’s [Certificate/Articles of Incorporation or Articles of Organization/Certificate of Formation] and the [Bylaws/LLC Agreement/Partnership Agreement], each of which is in full force and effect on and as of the date hereof;
(iii) each of the following named individuals is a duly elected or appointed, qualified and acting officer of the Company who holds the offices set opposite such individual’s name, and such individual is authorized to sign the Debt Documents to which the Company is a party and all other notices, documents, instruments and certificates to be delivered pursuant thereto, and the signature written opposite the name and title of such officer is such officer’s genuine signature:

Name	Title	Signature

(iv) attached hereto as Exhibit B are true, complete and correct copies of resolutions adopted by the Board of Directors/Members of the Company (the “Board”) authorizing the execution, delivery and performance of the Debt Documents to, which the Company is a party, which resolutions were duly adopted by the Board on [DATE] and all such resolutions are in full force and effect on the date hereof in the form in which adopted without amendment, modification, rescission or revocation;
(v) the foregoing authority shall remain in full force and effect, and Agent and each Lender shall be entitled to rely upon same, until written notice of the modification, rescission or revocation of same, in whole or in part, has been delivered to Agent and each Lender, but no such modification, rescission or revocation shall, in any event, be effective with respect to any documents executed or actions taken in reliance upon the foregoing authority before said written notice is delivered to Agent and each Lender; and
(vi) no Default or Event of Default exists under the Agreement, and all representations and warranties of the Company in the Debt Documents are true and correct in all respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all respects on and as of such earlier date.
[Signature page follows.]

IN WITNESS WHEREOF, I have hereunto set my hand as of the first date written above

Name:
Title:	[Assistant] Secretary

     The undersigned does hereby certify on behalf of the Company that he/she is the duly elected or appointed, qualified and acting [TITLE] of the Company and that [NAME FROM ABOVE] is the duly elected or appointed, qualified and acting [Assistant] Secretary of the Company, and that the signature set forth immediately above is his/her genuine signature.

Name:
Title:

EXHIBIT B TO SECRETARY’S CERTIFICATE OF AUTHORITY
FORM OF RESOLUTIONS
ACTION BY UNANIMOUS WRITTEN CONSENT OF THE
BOARD OF DIRECTORS OF ENDOCYTE, INC.
August __, 2010
In accordance with Section 141(f) of the General Corporation Law of the State of Delaware and Article 4, Section 10 of the Bylaws of Endocyte, Inc., a Delaware corporation (the “Company”), the undersigned, constituting all of the members of the Company’s Board of Directors (the “Board”), hereby adopt the following resolutions effective as of the date first set forth above:
Loan Financing
WHEREAS, there has been submitted to the Board of Directors (the “Board”) of the Company the terms and conditions of a proposed secured loan facility (the “Loan Facility”) among the Company, Silicon Valley Bank (“SVB”) and the other lenders from time to time party thereto, and Midcap Funding III, LLC, as administrative agent (the “Agent” and together with SVB and the other lenders, the “Lenders”), relating to a secured term loan facility in an aggregate principal amount of up to $15,000,000; and this Board has reviewed the terms and conditions of the proposed Loan Facility as set forth in the term sheet attached hereto as Exhibit A (the “Term Sheet”); and
     WHEREAS, on the basis of the Board’s review of the terms and conditions of the proposed Loan Facility, this Board deems it advisable and in the best interests of the Company that the Company and its stockholders enter into the Loan Facility in accordance with the terms and conditions presented to the Board.
NOW, THEREFORE, BE IT RESOLVED: That it is in the best interest of the Company and the stockholders of the Company to negotiate and enter into a loan and security agreement, in substantially the form attached hereto as Exhibit B (the “Loan Agreement”), with the Lenders and to issue a warrant, in substantially the form attached hereto as Exhibit C (the “Warrant”), to each of SVB and Agent, and to enter into a letter agreement with SVB to grant SVB certain rights to participate in the Company’s next private equity financing, in substantially the form attached hereto as Exhibit D (the “Equity Rights Letter”) in each case, substantially in accordance with the terms and conditions set forth in the Term Sheet.
RESOLVED FURTHER: That the officers of this Company and any designee of such officers (collectively, the “Authorized Officers”), be, and each of them hereby is,

individually authorized and empowered to execute and deliver, in the name and on behalf of the Company, the Loan Agreement and all other documents and agreements required to be executed pursuant to the terms of the Loan Agreement (together with the Loan Agreement and the Equity Rights Letter, such documents and agreements shall be referred to herein as the “Credit Documents”), including, without limitation, any promissory notes, security agreements, pledge agreements, guaranties, account control agreements, applications for letters of credit and other collateral security documents, and all such other documents which are deemed to be necessary and advisable in order to carry out the terms and the conditions of the Credit Documents, and that the terms and conditions of the Credit Documents are hereby approved, with such changes as may be approved by any Authorized Officer, such approval to be conclusively evidenced by the execution and delivery of any Credit Documents by any such Authorized Officer.
RESOLVED FURTHER: That the Authorized Officers be, and each of them hereby is, individually authorized and empowered to grant liens on all of the Company’s property (other than intellectual property, as defined in the Loan Agreement, unless a court of competent jurisdiction holds that a security interest in intellectual property is necessary to have a security interest in any proceeds arising out of, or relating to, any such intellectual property), including, without limitation, equipment, fixtures, inventory, chattel paper, instruments, deposit accounts, investment accounts, investment property, contract rights, cash, payment intangibles, accounts and other rights of payment, all other property and general intangibles, all proceeds from the sale or licensing of intellectual property and all proceeds of the foregoing and take such further action to maintain and perfect such liens and otherwise necessary to effect the purposes of the Credit Documents and to execute any and all certificates, financing statements, including, without limitation, UCC-1 financing statements, and any other document in connection therewith.
RESOLVED FURTHER: That the Authorized Officers, or any individuals designated by the Authorized Officers whose names are provided in writing to the Lenders from time to time, be, and each of them hereby is, authorized and empowered to request borrowings from time to time pursuant to the terms of the Credit Documents and in the amounts permitted or provided to be borrowed by this Company.
RESOLVED FURTHER: That the Company be and hereby is authorized to issue Warrants with a term of ten (10) years to the Lenders and/or their designated affiliates to purchase up to that number of shares of the Company’s preferred stock sold in its next round of private financing (or Series C-3 Preferred Stock (as determined in accordance with the terms of the Warrant)) occurring after the date of issuance of the Warrant, and that the Authorized Officers be, and each of them hereby is, authorized and directed to execute and deliver the Warrants to the Lenders and/or their designated affiliates.
RESOLVED FURTHER: That the “Exercise Price” of the Warrants shall be equal to the lower of (i) the time weighted average of $4.25 and the price per share that preferred stock is sold in the next round of private equity financing provided that such financing closes on or prior to December 31, 2010 or (ii) the price per share that preferred stock is sold in the next round of private equity financing provided that such financing closes on or prior to December 31, 2010; provided, however, if the next round of private equity financing does not close on or prior to December 31, 2010 or if the Company consummates an Acquisition or an IPO prior to the closing of such next round of private equity financing, then the “Exercise Price” shall be $4.25 per share.
RESOLVED FURTHER: That the Board hereby reserves such number of shares of Series C-3 Preferred Stock as may be necessary for issuance pursuant to the terms and conditions of each Warrant, and such number of shares of Common Stock of the Company as may be necessary for issuance upon conversion of such Series C-3 Preferred Stock.
RESOLVED FURTHER: That the Authorized Officers and each of the responsible attorneys, paralegals and corporate assistants of Wilson Sonsini Goodrich & Rosati, counsel for the Company be, and each of them hereby is, authorized and directed to execute and submit on behalf of the Company, (i) a form of exemption notice, which may be filed electronically, with the California Department of Corporations in connection with the issuance of each Warrant and the underlying securities, and further authorized and directed to irrevocably appoint the California Commissioner of Corporations as agent for service of process for the Company in connection with the issuance of each Warrant and the underlying securities and (ii) any additional filings which may be required under applicable state or federal securities laws in connection with the issuance of such securities.
RESOLVED FURTHER: That the Board hereby adopts and approves the form, terms, and provisions of an Amendment No. 3 to the Third Amended and Restated Investors’ Rights Agreement, dated March 9, 2007, as previously amended on December 31, 2007 and on August 3, 2009, substantially in the form attached hereto as Exhibit D.
RESOLVED FURTHER: That, in order to fully carry out the intent and effectuate the purposes of the foregoing resolutions, the Authorized Officers be, and each of them hereby is, individually authorized in the name and on behalf of the Company from time to time to take all such additional actions and to execute and deliver such additional certificates, instruments, notices, financing statements, or other documents, as any Authorized Officer, may deem necessary, advisable or proper in order to carry out and perform the obligations of the Company under the Credit Documents and each Warrant, in the forms executed on behalf of the Company pursuant to these resolutions, or under any other instrument or document executed pursuant to or in connection with such agreement and from time to time to amend or modify any of the Credit Documents or either Warrants in such manner and form, as any Authorized. Officer shall approve, such Authorized Officer’s approval to be conclusively evidenced by the performance of any such action or the execution and delivery of any such certificate, instrument, notice or document.

RESOLVED FURTHER: That any form resolutions proposed by Lenders having substantially the same effect as the foregoing be, and hereby are, adopted and approved and shall be attached to these resolutions and inserted in the minute book of the Company.
Omnibus Resolutions
RESOLVED: That the officers of the Company be, and each of them hereby is, authorized and directed to execute, deliver and file on behalf of the Company such agreements, instruments or documents (with such changes as any officer of the Company deems necessary or advisable, such determination to be conclusively evidenced by such officer’s execution thereof) and to take all other actions that any such officer of the Company deems necessary or advisable to carry out the intent and accomplish the purposes of these resolutions.
RESOLVED FURTHER: That any acts of any officer of the Company and of any person or persons designated and authorized to act by any officer of the Company taken prior to the adoption of the foregoing resolutions, which acts are consistent with the purposes of the foregoing resolutions are hereby severally ratified, confirmed, approved and adopted as the acts of the Company.
RESOLVED FURTHER: That the Secretary and any Assistant Secretary of the Company are each hereby severally authorized and empowered to certify to the passage of the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned has executed this Action by Unanimous Written Consent of the Board of Directors effective as of the date first set forth above (this Action by Unanimous Written Consent may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument).

[Signature Page to Action by Unanimous Written Consent of the Board of Directors of Endocyte, Inc.]

EXHIBIT C
FORM OF LANDLORD CONSENT
[Landlord]
[Address]
[__________]
Ladies and Gentlemen:
     MidCap Funding III, LLC, a Delaware limited liability company (together with its successors and assigns, if any, “Agent”) and certain other lenders (the “Lenders”) have entered into, or is about to enter into, a Loan and Security Agreement, dated as of August __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) with ENDOCYTE, INC., a Delaware corporation (“Borrower”) [and __________ (“Company”)], pursuant to which [Borrower] [Company] has granted, or will grant, to Agent, on behalf of itself and the Lenders, a security interest in certain assets of [Borrower] [Company], including, without limitation, all of [Borrower’s] [Company’s] cash, cash equivalents, accounts, books and records, goods, inventory, machinery, equipment, furniture and trade fixtures (such as equipment bolted to floors), together with all addition, substitutions, replacements and improvements to, and proceeds, including, insurance proceeds, of the foregoing, but excluding building fixtures (such as plumbing, lighting and HVAC systems (collectively, the “Collateral”). Some or all of the Collateral is, or will be, located at certain premises known as [__________] in the City or Town of [__________, County of __________ and State of __________] (“Premises”), and [Borrower] [Company] occupies the Premises pursuant to a lease, dated as of [DATE], between [Borrower] [Company], as tenant, and you, [NAME], as [owner/landlord/mortgagee/realty manager] (as amended, restated, supplemented or otherwise modified from time to time, the “Lease”).
     By your signature below, you hereby agree (and we shall rely on your agreement) that: (i) the Lease is in full force and effect and you are not aware of any existing defaults thereunder, (ii) the Collateral is, and shall remain, personal property regardless of the method by which it may be, or become, affixed to the Premises; (iii) you agree to use your best efforts to provide Agent with written notice of any default by [Borrower] [Company] under the Lease resulting in a termination of the Lease (“Default Notice”) and Agent shall have the right, but not the obligation to cure such default within 15 days following Agent’s receipt of such Default Notice, (iv) your interest in the Collateral and any proceeds thereof (including, without limitation, proceeds of any insurance therefor) shall be, and remain, subject and subordinate to the interests of Agent and you agree not to levy upon any Collateral or to assert any landlord Lien, right of distraint or other claim against the Collateral for any reason; (v) Agent, and its employees and agents, shall have the right, from time to time, to enter into the Premises for the purpose of inspecting the Collateral; and (vi) Agent, and its employees and agents, shall have the right, upon any default by [Borrower] [Company] under the Agreement, to enter into the Premises and to remove or otherwise deal with the Collateral, including, without limitation, by way of public auction or private sale (provided that, if Agent conducts a public auction or private sale of the Collateral at the Premises, Agent shall use reasonable efforts to notify Landlord first and to hold such auction or sale in a manner that would not unduly disrupt Landlord’s or any other tenant’s use of the Premises). Agent agrees to repair or reimburse you for any physical damage actually caused to the Premises by Agent, or its employees or agents, during any such removal or inspection (other than ordinary wear and tear), provided that it is understood by the parties hereto that Agent shall not be liable for any diminution in value of the Premises caused by the removal or absence of the Collateral therefrom. You hereby acknowledge that Agent shall have no obligation to remove or dispose of the Collateral from the Premises and no action by Agent pursuant to this Consent shall be deemed to be an assumption by Agent of any obligation under the Lease and, except as provided in the immediately preceding sentence, Agent shall not have any obligation to you.
     You hereby acknowledge and agree that [Borrower’s] [Company’s] granting of a security interest in the Collateral in favor of Agent, on behalf of itself and the Lenders, shall not constitute a default under the Lease nor permit you to terminate the Lease or re-enter or repossess the Premises or otherwise be the basis for the exercise of any remedy available to you.
     This Consent and the agreements contained herein shall be binding upon, and shall inure to the benefit of, any successors and assigns of the parties hereto (including any transferees of the Premises). This Consent shall terminate upon the indefeasible payment of Borrower’s indebtedness in full in immediately available funds and the satisfaction in full of Borrower’s [and Company’s] performance of its obligations under the Agreement and the related documents.
     This Consent and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page of this Consent or any delivery contemplated hereby by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart thereof.

     We appreciate your cooperation in this matter of mutual interest.

MIDCAP FUNDING III, LLC , as Agent
By:
Name:
Title:

Address for Notices:
MidCap Funding III, LLC
7735 Old Georgetown Road, Suite 400
Bethesda, Maryland 20814
Attention: Portfolio Management-Life Sciences
with a copy to:
Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attention: John J. Malloy, Esquire
AGREED TO AND ACCEPTED BY:

[NAME], as [owner/landlord/mortgagee/realty manager]
By:
Name:
Title:

Address:
AGREED TO AND ACCEPTED BY:

[NAME OF LOAN PARTY]
By:
Name:
Title:

Interest in the Premises (check applicable box)
☐     Owner
☐     Mortgagee
☐     Landlord
☐     Realty Manager
Address:

EXHIBIT D
COMPLIANCE CERTIFICATE
[DATE]
     Reference is made to the Loan and Security Agreement, dated as of August __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among ENDOCYTE, INC., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto, MidCap Funding III, LLC, a Delaware limited liability company (“MidCap”), in its capacity as agent (in such capacity, together with its successors and assigns, in such capacity, the “Agent”) and lender, and the other lenders signatory thereto (MidCap and such other lenders, the “Lenders”). Capitalized terms used but not defined herein are used with the meanings assigned to such terms in the Agreement.
I, [__________], do hereby certify that:
(i) I am the duly elected, qualified and acting [TITLE] of Borrower;
(ii) attached hereto as Exhibit A are [the monthly financial statements]/[annual audited financial statements]/[quarterly financial statements] as required under Section 6.3 of the Agreement and that such financial statements are prepared in accordance with GAAP and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and (iii) with respect to unaudited financial statements for the absence of footnotes and subject to year end audit adjustments;
(iii) no Default or Event of Default has occurred and is continuing under the Agreement which has not been previously disclosed, in writing, to Lender; and
     IN WITNESS WHEREOF, I have hereunto set my hand as of the first date written above

Name:
Title:

EXHIBIT E
FORM OF WARRANT

[Intentionally omitted]

CONSENT AND FIRST LOAN MODIFICATION AGREEMENT
     This Consent and First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of December 14, 2010, by and among (i) MIDCAP FUNDING III, LLC, a Delaware limited liability company (“MidCap”) in its capacity as agent for Lenders (as defined below) (the “Agent”), the Lenders identified on the signature pages hereto (each a “Lender” and collectively, the “Lenders”), and ENDOCYTE, INC., a Delaware corporation (“Borrower”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to the Lenders, Borrower is indebted to the Lenders pursuant to a loan arrangement dated as of August 27, 2010, evidenced by, among other documents, a certain Loan and Security Agreement dated as of August 27, 2010, among Borrower, Agent and the Lenders (the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.
2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other document pursuant to which collateral security is granted to Agent for the ratable benefit of the Lenders, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.
3. CONSENT. Borrower has informed Agent and the Lenders that Borrower intends to issue unsecured convertible subordinated notes to Borrower’s existing investors (the “Convertible Debt Indebtedness”). Agent and the Lenders consent to Borrower’s incurrence of the Convertible Debt Indebtedness and waive compliance by Borrower with the provisions of Section 7.2 of the Loan Agreement which prohibit the incurrence of such Convertible Debt Indebtedness provided that (i) such Convertible Debt Indebtedness is not secured by any of Borrower’s assets or any other collateral, (ii) the aggregate principal amount of amount of such Convertible Debt Indebtedness shall not exceed $15,000,000 and (iii) such Convertible Debt Indebtedness is subject to a subordination agreement in favor of Agent and the Lenders in form and substance acceptable to Agent and the Lenders.
4. DESCRIPTION OF CHANGE IN TERMS.
Modifications to Loan Agreement.
1.	The Loan Agreement shall be amended by deleting the following text appearing as Section 2.2(a) thereof:
“(a) Commitments. The aggregate commitment of each Lender set forth on Schedule A as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, are referred to herein as such Lender’s “Commitment”, and the aggregate of all such commitments, the “Commitments”). Each Commitment shall be comprised of a Lender’s Term A Commitment (each a “Term A Commitment” and collectively the “Term A Commitments”) and a Lender’s Term B Commitment (each a “Term B Commitment” and collectively the “Term B Commitments”). The aggregate principal amount of the Term Loans made hereunder shall not exceed $15,000,000 (the “Total Commitment”). On the terms and subject to the conditions set forth herein, the Lenders, severally and not jointly, hereby agree to make to Borrower (i) term loans available to Borrowers on the Closing Date (each a “Term A Loan” and collectively, the “Term A Loans”) in an aggregate amount up to $10,000,000 in accordance with each Lender’s Term A Commitment set forth on Schedule A hereto, and (ii) term loans available to Borrowers (each a “Term B Loan” and collectively, the “Term B Loans”) during the Term B Loan Draw Period (as hereinafter defined) in an aggregate amount up to $5,000,000 in accordance with each Lender’s Term B Commitment set forth on Schedule A hereto (each Term A Loan and Term B Loan are referred to herein as a “Term Loan” and are referred to herein collectively as the “Term Loans”). In the event Borrower does not request the Term B Loans during the Term B Loan Draw Period, Lenders may advance the Term B Loans to Borrower within five (5) Business Days after the end of the Term B Loan Draw Period without such request by Borrower, after which advance Borrower will be deemed to have received said Term Loan B for all purposes hereafter. Notwithstanding anything to the contrary contained in the foregoing or anywhere else in this Agreement or any other Debt Document, (x) the Lenders shall not have any obligation to make any advances under the Term B Loan Commitments until the commencement of the Term B Loan Draw Period, and from the Closing Date until the commencement of the Term B Loan Draw Period, for all purposes under this Agreement, the Term B Loan Commitments and the Term B Loan Commitment of each Lender shall be deemed to be zero ($0), and (y) from the Closing Date until the commencement of the Term B Loan Draw Period, for all purposes under this Agreement, the Term Loan Commitments shall be deemed to be Term A Loan Commitments and the Term Loan Commitment of each Lender shall be deemed to be such Lender’s Term A Loan Commitment. Any portion of the Term B Loan Commitments not funded as of the close of business on the date which fifteen (15) Business Days after the end of the Term B Loan Draw Period shall thereupon automatically be terminated and the Term B Loan Commitment of each Lender as of such date shall be reduced by such Lender’s Pro Rata Share of such total reduction in the Term B Loan Commitments. Each Lender’s obligation to fund the applicable Term Loan shall be limited to such Lender’s Term A Loan Commitment or Term B Loan Commitment, as applicable, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. Borrower shall not have any right to reborrow any portion of any Term Loan that is repaid or prepaid from time to time. The “Term B Loan Draw Period” shall be the period commencing on the closing date of an Equity Financing Event (as hereinafter defined), provided no Event of Default has occurred and is continuing on such date, and ending on the earlier of (i) the occurrence of an

Event of Default and (ii) the date which is ten (10) Business Days after the closing date of such Equity Financing Event or (iii) December 31, 2010. “Equity Financing Event” shall mean means the closing on and consummation of, at any time after the Closing Date, either (a) an equity securities issuance and sale transaction pursuant to which Borrower shall have completed the authorization, issuance and sale of additional shares of the capital stock of Borrower pursuant to a private placement or public offering (including through the exercise of warrants to purchase capital stock of Borrower), and which such additional shares of capital stock shall not be subject to any mandatory repurchase or redemption provisions or put rights in favor of any holder thereof that are exercisable at any time before the date which is ninety-one (91) days after the date the Obligations (as hereinafter defined) are paid in full or otherwise constitute Indebtedness under the definition set forth herein or be subject to any provisions requiring the mandatory payment of any dividends at any time (not including any dividends payable in equity of the Borrower), and/or (b) an issuance of Indebtedness that is subordinated to the obligations of the Lenders under this Agreement on terms and conditions satisfactory to the Lenders, and/or (c) a capital contribution transaction whereby the existing holders of any or all of the shares of the capital stock of Borrower shall make an additional investment and contribution of cash to Borrower in respect of their existing shares as equity and not as debt, and/or (d) Borrower entering into a definitive corporate or research collaboration, joint venture, partnership, licensing arrangement or similar agreement with a non-affiliated third party for the development, manufacturing, marketing, and/or distribution of products, and in any such case (a) or (b) or (c) or (d), or combination thereof, Borrower shall have received cash proceeds of at least $20,000,000 in the aggregate and have deposited such cash proceeds into a deposit account or securities account subject to a deposit account control agreement or securities account control agreement (as applicable) in favor of Agent and the delivery by Borrower to Agent of evidence reasonably satisfactory to Agent of the closing of such transaction(s) and the deposit of such proceeds.”
and inserting in lieu thereof the following:
“(a) Commitments. The aggregate commitment of each Lender set forth on Schedule A as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, are referred to herein as such Lender’s “Commitment”, and the aggregate of all such commitments, the “Commitments”). Each Commitment shall be comprised of a Lender’s Term A Commitment (each a “Term A Commitment” and collectively the “Term A Commitments”) and a Lender’s Term B

Commitment (each a “Term B Commitment” and collectively the “Term B Commitments”). The aggregate principal amount of the Term Loans made hereunder shall not exceed $15,000,000 (the “Total Commitment”). On the terms and subject to the conditions set forth herein, the Lenders, severally and not jointly, hereby agree to make to Borrower (i) term loans available to Borrowers on the Closing Date (each a “Term A Loan” and collectively, the “Term A Loans”) in an aggregate amount up to $10,000,000 in accordance with each Lender’s Term A Commitment set forth on Schedule A hereto, and (ii) term loans available to Borrowers (each a “Term B Loan” and collectively, the “Term B Loans”) during the Term B Loan Draw Period (as hereinafter defined) in an aggregate amount up to $5,000,000 in accordance with each Lender’s Term B Commitment set forth on Schedule A hereto (each Term A Loan and Term B Loan are referred to herein as a “Term Loan” and are referred to herein collectively as the “Term Loans”). In the event Borrower does not request the Term B Loans during the Term B Loan Draw Period, Lenders may advance the Term B Loans to Borrower within five (5) Business Days after the end of the Term B Loan Draw Period without such request by Borrower, after which advance Borrower will be deemed to have received said Term Loan B for all purposes hereafter. Notwithstanding anything to the contrary contained in the foregoing or anywhere else in this Agreement or any other Debt Document, (x) the Lenders shall not have any obligation to make any advances under the Term B Loan Commitments until the commencement of the Term B Loan Draw Period, and from the Closing Date until the commencement of the Term B Loan Draw Period, for all purposes under this Agreement, the Term B Loan Commitments and the Term B Loan Commitment of each Lender shall be deemed to be zero ($0), and (y) from the Closing Date until the commencement of the Term B Loan Draw Period, for all purposes under this Agreement, the Term Loan Commitments shall be deemed to be Term A Loan Commitments and the Term Loan Commitment of each Lender shall be deemed to be such Lender’s Term A Loan Commitment. Any portion of the Term B Loan Commitments not funded as of the close of business on the date which fifteen (15) Business Days after the end of the Term B Loan Draw Period shall thereupon automatically be terminated and the Term B Loan Commitment of each Lender as of such date shall be reduced by such Lender’s Pro Rata Share of such total reduction in the Term B Loan Commitments. Each Lender’s obligation to fund the applicable Term Loan shall be limited to such Lender’s Term A Loan Commitment or Term B Loan Commitment, as applicable, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. Borrower shall not have any right to reborrow any portion of any Term Loan that is repaid or prepaid from time to time. The “Term B Loan

Draw Period” shall be the period commencing on the closing date of an Equity Financing Event (as hereinafter defined), provided no Event of Default has occurred and is continuing on such date, and ending on the earlier of (i) the occurrence of an Event of Default and (ii) the date which is ten (10) Business Days after the closing date of such Equity Financing Event or (iii) December 31, 2010. “Equity Financing Event” shall mean receipt by Borrower of net proceeds of not less than $7,000,000 from the issuance and sale of Borrower’s unsecured convertible Indebtedness that is subordinated to the obligations of the Lenders under this Agreement on terms and conditions satisfactory to the Lenders and the deposit of such net cash proceeds into a deposit account or securities account subject to a deposit account control agreement or securities account control agreement (as applicable) in favor of Agent and the delivery by Borrower to Agent of evidence reasonably satisfactory to Agent of the closing of such transaction(s) and the deposit of such proceeds.”
2.	The Loan Agreement shall be amended by deleting the following text appearing as Section 2.7 (b) thereof:
“(b) Borrowers shall pay Agent, to be shared among the Lenders in accordance with their respective Pro Rata Shares, the Final Payment, which Final Payment shall be due on the earlier to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.4. As used herein, “Final Payment” means a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to the original principal amount of funded Term Loans multiplied by three percent (3.00%). The Final Payment shall be deemed fully earned and non-refundable as of the Closing Date.”
and inserting in lieu thereof the following:
“(b) Borrowers shall pay Agent, to be shared among the Lenders in accordance with their respective Pro Rata Shares, the Final Payment, which Final Payment shall be due on the earlier to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.4. As used herein, “Final Payment” means a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to the original principal amount of funded Term Loans multiplied by Four and one-quarter percent (4.25%). The obligation to make the Final Payment is a material inducement to Agent and Lenders entering into this Agreement.”
3.	The Loan Agreement shall be amended by deleting the following text appearing as Section 2.3 (c) thereof:

“(c) As used herein, (i) “Payment Date” means the first day of each calendar month, (ii) “Maturity Date” shall mean September 1, 2013 and (iii) “Scheduled Payment” means each payment in respect of the Term Loans required pursuant to Section 2.3(b) above.”
and inserting in lieu thereof the following:
“(c) As used herein, (i) “Payment Date” means the first day of each calendar month, (ii) “Maturity Date” shall mean September 1, 2013; provided, however, that if the Subsequent Equity Event does not occur on or prior to January 31, 2011, the “Maturity Date” for the Term B Loans shall be February 10, 2011, (iii) “Scheduled Payment” means each payment in respect of the Term Loans required pursuant to Section 2.3(b) above, and (iv) “Subsequent Equity Event” means during the period commencing on December 14, 2010 through and including January 31, 2011, the issuance and sale of Borrower’s unsecured convertible Indebtedness that is subordinated to the obligations of the Lenders under this Agreement on terms and conditions satisfactory to the Lenders whereby Borrower shall receive net proceeds of not less than $2,900,000 (in excess of the $8,100,000 in net proceeds received as a condition precedent to the loan modification made on December 14, 2010) which shall be deposited into a deposit account or securities account subject to a deposit account control agreement or securities account control agreement (as applicable) in favor of Agent and deliver to Agent of evidence reasonably satisfactory to Agent of the closing of such transaction(s) and the deposit of such proceeds.”
4.	The Loan Agreement shall be amended by deleting the following text appearing as Section 4.2(d) thereof:
“(d) with respect to the Term B Loans, Agent shall have received from Borrower a Solvency Certificate, in form and substance reasonably satisfactory to the Agent, demonstrating that Borrower is Solvent, as defined below, immediately prior to and after giving effect to the funding of such Term B Loans.”
and inserting in lieu thereof the following:
“(d) with respect to the Term B Loans, Agent shall have received from Borrower (i) a Solvency Certificate, in form and substance reasonably satisfactory to the Agent, demonstrating that Borrower is Solvent, as defined below, immediately prior to and after giving effect to the funding of such Term B Loans and (ii) a certificate executed by the Secretary of Borrower, attaching Borrower’s board resolutions approving the execution, delivery and performance by Borrower of the Consent and First Loan Modification Agreement.”

5. EXPENSES. Borrower shall reimburse Agent and the Lenders for all legal fees and out-of pocket expenses incurred in connection with this Loan Modification Agreement.
6. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Agent for the ratable benefit of the Lenders, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
7. PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in Borrower’s Perfection Certificate dated as of October 27, 2010, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Agent and the Lenders in such Perfection Certificate have not changed, as of the date hereof.
8. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Agent and/or the Lenders with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Agent and/or the Lenders, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Agent and/or the Lenders from any liability thereunder.
9. REPRESENTATIONS AND WARRANTIES. To induce Agent and Lenders to enter into this Loan Modification Agreement Borrower does hereby warrant, represent and covenant to Agent and Lenders that after giving effect to this Loan Modification Agreement (i) each representation or warranty of Borrower set forth in the Loan Agreement is hereby restated and reaffirmed as true and correct in all material respects on and as of the date of this Loan Modification Agreement as if such representation or warranty were made on and as of the date of this Loan Modification Agreement (except to the extent that any such representation or warranty expressly relates to a prior specific date or period), (ii) no Default or Event of Default has occurred and is continuing as of the date hereof and (iii) Borrower has the power and is duly authorized to enter into, deliver and perform this Loan Modification Agreement and this Loan Modification Agreement is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.
10. CONTINUING VALIDITY. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. The Lenders’ agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Agent or the Lenders to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Agent, the Lenders and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by the Lenders in writing. No maker will be released by virtue of this Loan Modification Agreement.
11. CONDITION PRECEDENT TO EFFECTIVENESS OF THIS LOAN MODIFICATION AGREEMENT. This Loan Modification Agreement shall become effective as of date referred to above upon the receipt by Agent, in form and substance satisfactory to Agent and Lenders, of (i) one or more counterparts of this Loan Modification Agreement duly executed and delivered by the Borrower, Agent and Lenders and (ii) evidence that Borrower has received net proceeds of not less than $8,100,000 from the issuance and sale of Borrower’s unsecured convertible Indebtedness that is subordinated to the obligations of the Lenders under this Agreement on terms and conditions satisfactory to the Lenders and the deposit of such net cash proceeds into a deposit account or securities account subject to a deposit account control agreement or securities account control agreement (as applicable) in favor of Agent.

12. COUNTERPARTS. This Loan Modification Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.
13. GOVERNING LAW. THIS LOAN MODIFICATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.
14. ENTIRE AGREEMENT. The Existing Loan Documents as and when amended through this Loan Modification Agreement embody the entire agreement between the parties hereto relating to the subject matter thereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter thereof.
[Remainder of Page Intentionally Left Blank —
Signature Page(s) to Follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification Agreement to be executed as of the date first written above.

BORROWER:

ENDOCYTE, INC.

By	/s/ Mike Sherman
Name:	Mike Sherman
Title:	Chief Financial Officer

LENDERS:

MIDCAP FUNDING III, LLC, as Agent and as a Lender

By	/s/ Luis Viera
Name:	Luis Viera
Title:	Managing Director

SILICON VALLEY BANK, as a Lender

By	/s/ Nick Honigman
Name:	Nick Honigman
Title:	Relationship Manager